Exhibit 99.2

HYGO ENERGY TRANSITION LTD.
CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

HYGO ENERGY TRANSITION LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	4

CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2020 AND 2019	5

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	7 - 8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	9 - 48

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Hygo Energy Transition Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hygo Energy Transition Ltd. (and subsidiaries ) (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive loss, consolidated statements of changes in equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

London, United Kingdom

March 15, 2021

Hygo Energy Transition Ltd.
Consolidated Statements of Income (Loss) for the years ended December 31, 2020 and 2019

(in thousands of $)	Notes	2020	2019
Time charter revenues(1)	6, 7	47,295	35,601
Time charter revenues - collaborative arrangement	7	—	9,622
Total operating revenues		47,295	45,223
Vessel operating expenses		16,825	12,638
Voyage, charter-hire and commission expenses	7	3,624	5,912
Voyage, charter-hire and commission expenses - collaborative arrangement	7	—	9,825
Administrative expenses(1)		29,244	16,126
Depreciation and amortization	19	11,262	11,212
Total operating expenses		60,955	55,713
Other operating income	8	3,714	1,100
Operating loss		(9,946)	(9,390)

Other non-operating income
Gain on energy derivative instrument	5	5,292	9,990
Loss on disposal of asset under development	17	(25,981)	—
Loss on disposal of subsidiary	5	(2,482)	—
Total other non-operating income (loss)		(23,171)	9,990

Financial income (expense)
Interest income(1)		35,872	795
Interest expense		(13,268)	(2)
Gain on derivative instrument	9	1,180	—
Other financial items, net	9	(1,884)	(1,659)
Net financial income (expense)		21,900	(866)

Losses before equity in net losses of affiliates, income taxes and non-controlling interest		(11,217)	(266)
Income taxes	10	(4,762)	(4,152)
Equity in net loss of affiliates	16	(45,880)	(2,510)
Net loss		(61,859)	(6,928)
Net income attributable to non-controlling interest		(6,467)	(5,549)
Preferred dividends	26	(11,306)	(11,875)
Net loss attributable to common stockholders		(79,632)	(24,352)
Loss per share attributable to common stockholders:
Basic and diluted loss per share	11	$(1.70)	$(0.52)

(1) This includes amounts arising from transactions with related parties (see note 14)

The accompanying notes are an integral part of these consolidated financial statements.

Hygo Energy Transition Ltd.
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020 and 2019
(in thousands of $)

	2020	2019
COMPREHENSIVE LOSS
Net loss	(61,859)	(6,928)
Other comprehensive loss:
Foreign exchange loss on currency translation (1)	(34,547)	(6,524)
Comprehensive loss	(96,406)	(13,452)

Comprehensive loss attributable to:
Stockholders of Hygo Energy Transition Ltd.	(102,873)	(19,001)
Non-controlling interests	6,467	5,549
Comprehensive loss	(96,406)	(13,452)
(1) No tax impact for the years ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

Hygo Energy Transition Ltd.
Consolidated Balance Sheets as at December 31, 2020 and 2019
(in thousands of $)

	Notes	2020	2019
ASSETS
Current assets
Cash and cash equivalents		48,777	49,949
Restricted cash and short-term deposits	12	37,830	22,861
Trade accounts receivable (1)	13	8,017	30,479
Amounts due from related parties	14	11,577	9,335
Derivative asset	5	—	10,200
Other current assets	15	3,395	3,582
Total current assets		109,596	126,406
Non-current assets
Restricted cash	12	32	41
Investments in affiliates	16	224,747	311,105
Net investment in leased asset	17	307,660	—
Assets under development	18	—	327,754
Vessels and equipment, net	19	355,605	360,143
Other non-current assets	21	29,412	29,343
Total assets		1,027,052	1,154,792

LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt and short-term debt	22	35,254	127,056
Trade accounts payable		1,551	2,583
Accrued expenses (1)	23	55,258	46,053
Other current liabilities (1)	24	5,178	54,324
Amount due to related parties	14	4	2,184
Total current liabilities		97,245	232,200
Non-current liabilities
Long-term debt	22	444,531	337,686
Other non-current liabilities	25	8,747	665
Total liabilities		550,523	570,551

Mezzanine equity	26
Preferred capital 20,000,000 preferred shares of $5.00 each issued and outstanding		100,000	100,000
Convertible share capital 23,475,077 common shares of $1.00 each issued and outstanding (2)		23,475	23,475
Total mezzanine equity		123,475	123,475
Stockholder's equity	26
Share capital 23,475,077 common shares of $1.00 each issued and outstanding (2)		23,475	23,475
Additional paid-in capital		527,324	527,324
Accumulated other comprehensive loss		(79,733)	(45,186)
Retained losses		(131,569)	(51,937)
Non-controlling interest		13,557	7,090
Total stockholder's equity		353,054	460,766
Total liabilities, mezzanine equity and stockholder's equity		1,027,052	1,154,792
(1)These include amounts arising from transactions with related parties (see note 14).
(2) The Stockholder's equity as at December 31, 2019 reflects the retrospective adjustment of the reduction in the par value of the common shares from $5 to $1, passed by a resolution of the Board of Directors on August 21, 2020 (see note 26).

The accompanying notes are an integral part of these consolidated financial statements.

Hygo Energy Transition Ltd.
Consolidated Statements of Changes in Equity for the years ended December 31, 2020 and 2019
(in thousands of $)

	Notes	Preference Shares (Mezzanine)	Convertible Common Share Capital (Mezzanine) (2)	Common Share Capital (2)	Additional Paid-in Capital (2)	Accumulated Other Comprehensive Loss	Retained losses	Non- controlling Interest	Total Stockholder's Equity
Balance at December 31, 2018		100,000	23,475	23,475	517,324	(38,662)	(27,585)	1,541	476,093
Net (loss) / income		—	—	—	—	—	(12,477)	5,549	(6,928)
Dividends (1)	26	—	—	—	—	—	(11,875)	—	(11,875)
Capital contributions	26	—	—	—	10,000	—	—	—	10,000
Foreign currency translation adjustments		—	—	—	—	(6,524)	—	—	(6,524)
Balance at December 31, 2019		100,000	23,475	23,475	527,324	(45,186)	(51,937)	7,090	460,766
Net (loss) / income		—	—	—	—	—	(68,326)	6,467	(61,859)
Dividends (1)	26	—	—	—	—	—	(11,306)	—	(11,306)
Foreign currency translation adjustments		—	—	—	—	(34,547)	—	—	(34,547)
Balance at December 31, 2020		100,000	23,475	23,475	527,324	(79,733)	(131,569)	13,557	353,054

(1) This relates to accrued dividends to Preference Shareholders (see note 26).
(2) The Stockholder's equity as at December 31, 2019 and December 31, 2018, reflects the retrospective adjustment of the reduction in the par value of the common shares from $5 to $1, passed by a resolution of the Board of Directors on August 21, 2020 (see note 26). The decrease in par value was recorded as a decrease in Convertible Share Capital (Mezzanine Equity) and Share Capital with a corresponding increase in Additional paid-in Capital in Stockholders’ Equity.

The accompanying notes are an integral part of these consolidated financial statements.

Hygo Energy Transition Ltd.
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019
(in thousands of $)

Operating activities	Notes	2020	2019
Net loss		(61,859)	(6,928)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Equity in net losses of affiliates	16	45,881	2,510
Net foreign exchange loss / (gain)		2,950	(1,844)
Depreciation and amortization	19	11,262	11,212
Loss on sale of subsidiary		2,482	—
Loss on recognition of net investment in leased vessel		25,981	—
Movement in credit loss allowance		2,000	—
Cash receipts from sales-type finance lease		26,137	—
Interest income from sales-type finance lease		(37,438)	—
Change in fair value of investment, net of unwind of discount	9	719	1,553
Change in fair value of energy derivative instrument	5	115	(9,990)
Change in fair value of cross currency interest rate swap derivative	9	(1,098)	—
Recognition of guarantee net of amortization		(575)	(1,122)
Amortization of deferred charges		1,341	1,336
Drydock expenditure		—	(1,314)
Change in assets and liabilities:
Deferred revenue	24	3,127	38,730
Trade accounts receivable		2,092	(20,277)
Inventories		424	1,909
Energy derivative asset		7,654	—
Prepaid expenses, accrued income and other assets		274	3,471
Other non-current assets		28	(673)
Amounts due (to)/from related companies		(4,421)	312
Trade accounts payable		(893)	331
Accrued expenses		2,551	(10,384)
Other current and non-current liabilities (1)		(9,785)	4,923
Net cash provided by operating activities		18,949	13,755
Investing activities
Additions to investments in affiliates	16	(19,720)	(48,652)
Additions to vessels and equipment	19	(6,833)	(3,389)
Additions to assets under development		(6,902)	(19,406)
Proceeds from sale of subsidiary, net of cash disposed		(298)	—
Net cash used in investing activities		(33,753)	(71,447)
Financing activities
Proceeds from equity contributions from shareholders	26	—	10,000
Proceeds from short-term and long-term debt (including related parties)		393,986	194,834
Repayments of short-term and long-term debt (including related parties)		(362,752)	(122,325)
Proceeds from derivative instrument premium	28	1,422	—
Financing fees		(1,877)	(2,479)
Net cash provided by financing activities		30,779	80,030
Foreign exchange in cash		(2,187)	—
Net increase in cash, cash equivalents and restricted cash		13,788	22,338
Cash, cash equivalents and restricted cash at beginning of period		72,851	50,513
Cash, cash equivalents and restricted cash at end of period		86,639	72,851

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest paid, net of capitalized interest	5,177	—
Income taxes paid	5,872	756

(1) For the year ended December 31, 2019, $3.5 million relates to the deferred tax liability (see note 10).

Supplemental note to the consolidated statements of cash flows

The following table identifies the balance sheet line-items included in cash, cash equivalents and restricted cash presented in the consolidated statements of cash flows:

	Year ended	Year ended
(in thousands of $)	2020	2019
Cash and cash equivalents	48,777	49,949
Restricted cash and short-term deposits (current portion)	37,830	22,861
Restricted cash (non-current portion)	32	41
	86,639	72,851

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
1.	GENERAL

Hygo Energy Transition Ltd., (the "Company" or "Hygo") was incorporated in Hamilton, Bermuda on May 19, 2016. The Company is a 50/50 joint venture partnership between Golar LNG Limited ("Golar LNG"), an owner and operator of marine based liquefied natural gas ("LNG") midstream infrastructure and who is active in liquefaction, transportation and regasification of natural gas and Stonepeak Infrastructure Fund II Cayman (G) Ltd ("Stonepeak"), a private equity firm. Hygo's purpose is to develop projects that encourage the use of natural gas as a more sustainable source of fossil energy generation, replacing oil-derived liquid fuels. This objective is achieved through owning and operating natural gas storage transportation vessels and regasification units and their associated energy infrastructure. As part of this strategy, Hygo may construct or acquire the necessary infrastructure.

The Company, through its equity method investment in Centrais Elétricas de Sergipe Participações S.A. ("CELSEPAR"), has constructed and is operating, a combined cycle power plant in Aracaju, the state capital of Sergipe in Brazil, with investment partner Ebrasil Energia Ltda. (“Ebrasil”), an affiliate of Eletricidade do Brasil S.A. The 1.5GW power station is the largest thermal power station in South America and supplements hydropower during dry seasons and helps to meet the growing demand for electricity in the region. The power plant commenced commercial operations in March 2020 and will continue to deliver power to 26 committed off-takers for 25 years, in accordance with Power Purchase Agreement (“PPA”) contracts awarded by the Brazilian Government in 2015.

The Company, through its investment in equity method investee project company Centrais Elétricas Barcarena S.A. ("CELBA"), additionally plans to construct and operate a 605MW combined cycle power plant in the city of Barcarena in the State of Pará, Brazil. The power plant will utilize imported LNG for the generation of electricity which will be distributed to the Brazilian national electricity grid through the existing Vila do Conde Substation located nearby. The power project is scheduled to deliver power to 9 committed off-takers for 25 years from 2025 in accordance with the PPA contracts awarded by the Brazilian Government in October 2019.

As of December 31, 2020, the Hygo fleet consists of two LNG carriers, Golar Celsius and Golar Penguin and one Floating Storage Regasification Unit ("FSRU"), Golar Nanook. The Golar Nanook commenced its 25-year charter with Centrais Elétricas de Sergipe S.A. (“CELSE”) under a sales-type lease in March 2020. Golar Celsius and Golar Penguin are currently operating in the spot market as part of the Cool Pool.

The Company is also pursuing multiple gas to power opportunities that have been identified elsewhere across Latin America, the Indian Subcontinent, the Caribbean, West Africa, South East Asia and Europe.

As used herein and unless otherwise required by the context, the terms "Hygo", the "Company", "we", "our" refer to Hygo Energy Transition Ltd. or any one or more of its consolidated subsidiaries, or to all such entities.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

The accounting policies set out below have been applied consistently to all periods in these consolidated financial statements, except for accounting policies that changed as a result of adopting the requirements of Accounting Standards Updates ("ASU") 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments (Topic 326). The impact of these changes in accounting policies on the consolidated financial statements are disclosed in note 3.

Use of estimates

The preparation of financial statements in accordance with US GAAP and in the application of our accounting policies below requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The areas requiring the most significant judgement are the recoverability of asset carrying values.

In assessing the recoverability of our vessels’ carrying amounts, we make assumptions regarding estimated future cash flows and estimates in respect of residual or scrap value, charter rates, ship operating expenses, utilization and drydocking requirements.

In assessing the recoverability of our equity accounted investments, we make assumptions regarding estimated future cash flows.

Principles of consolidation

The consolidated financial statements of Hygo include the results of other entities in which we have a controlling financial interest. All material intercompany balances and transactions have been eliminated.

Voting interest entities are entities that have sufficient equity and provide the equity investors with voting rights that enable them to make significant decisions relating to the entity’s operations. For these types of entities, the determination on whether we have a controlling financial interest is primarily based on the amount of voting equity interests held.

Variable interest entities (“VIEs”) are entities that by design, either (1) lack sufficient equity to allow the Company to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses or do not have the right to receive residual returns of the entity. The primary beneficiary of a VIE (i.e. the party with the controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the economic activities of the VIE that most significantly impact the VIE’s economic performance; and (2) through its interest in the VIE, the obligation to absorb the losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The most common type of VIE for Hygo is the sale and leaseback financings for LNG carriers and FSRU. As part of these financings, Hygo sells the asset to a single asset entity of the lending bank and then leases the asset back. While we do not hold an equity investment in these entities, we have determined that these entities are a VIE and that we have a variable interest in them due to the guarantees and fixed price repurchase options that absorb the losses of the VIE that could potentially be significant to the entity. We have concluded that we have the power to direct the economic activities that most impact the economic performance as we control the significant decisions relating to the assets and we have the obligation to absorb losses or the right to receive the residual returns from the leased asset.

The accompanying consolidated financial statements include the financial statements of the entities listed in note 4 and note 5.

Business combinations

When the assets acquired, and liabilities assumed constitute a business then the acquisition is a business combination. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business. An input and a substantive process together must significantly contribute to the creation of the output to constitute a business.

Business combinations of subsidiaries are accounted for under the acquisition method. On acquisition, the identifiable assets, liabilities and contingent liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill. Any deficiency of the cost of acquisition below the fair values of the identifiable net assets acquired (i.e. bargain purchase) is credited to the consolidated statement of income (loss) in the period of acquisition. The consideration transferred for an acquisition is measured at fair value of the consideration given. Acquisition related costs are expensed as incurred. The results of subsidiary undertakings are included from the date of acquisition.

If the assets acquired are not a business, goodwill is not recognized in an asset acquisition. For such transactions, any excess consideration transferred over the fair value of the net assets acquired is reallocated to the identifiable assets acquired on a relative fair value basis.

Loss of control of subsidiary

When there is a loss of control over a subsidiary, we de-consolidate as of the date we cease to have a controlling financial interest. We account for the deconsolidation of a subsidiary by recognizing a gain or loss in the consolidated statement of income (loss), measured by the difference between the aggregate of the fair value of the consideration received, fair value of any retained non-controlling interest in the former subsidiary and the carrying amount of any non-controlling interest in the former subsidiary with the carrying amount of the former subsidiary's assets and liabilities.

If a change of ownership interest causes a loss of control of a foreign entity, in addition to de-recognising the assets and liabilities, we also de-recognise any amounts previously recorded in other comprehensive income.

Investments in affiliates

Many of our development projects are carried out through specific entities jointly owned and managed with other third parties. Where these entities are set up for the purpose of sharing the risks and rewards of developing an asset and each party has the ability to participate equally and directly in the overall management of the Company plus the operation of the entity is for the mutual benefit of the members then we class these investments as Joint Ventures.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The results, assets and liabilities of joint ventures are incorporated into the financial statements using the equity method of accounting. Income / (losses) from equity method investments represents our proportionate share of net income / (losses) generated by the equity method investees. When our share of losses in an affiliate equals or exceeds its interest, we do not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate. Intra-entity profits are eliminated until realized by the investee, this includes unrealized gains and losses on physical power purchase contracts between Hygo and its equity accounted investments. Equity method investments are assessed for impairment whenever there are changes in the facts and circumstances which indicate a loss in value has occurred.

Reporting currency

In individual subsidiaries and joint ventures, transactions in foreign currencies are initially recorded in the functional currency of those entities at the spot exchange rate on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated into the functional currency at the spot exchange rate on the balance sheet date. Any resulting exchange gain / (loss) is included in the consolidated statement of income (loss). Non-monetary assets and liabilities are not retranslated after recognition.

The consolidated financial statements are reported in U.S dollars. The assets and liabilities of non-US dollar functional currency subsidiaries or joint ventures are translated into US dollars at the spot exchange rate on the balance sheet date. The statements of consolidated statement of income (loss) and the consolidated statements of cash flows of non-US dollar subsidiaries and joint ventures are translated into US dollars using the average rates of exchange for the period. Exchange adjustments arising from translating non-US dollar subsidiaries and joint ventures into US dollars are recorded in equity and reported in the consolidated statements of comprehensive loss and the consolidated statements of changes in equity.

Fair value measurements

We measure assets and liabilities requiring fair value presentation or disclosure using an exit price (i.e. the price that would be received to sell an asset or paid to transfer a liability) and disclose these amounts according to the source of the inputs into the valuation exercise under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets and liabilities;
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data; and
Level 3: Unobservable inputs that are significant to the fair value of the assets and liabilities.

Lease accounting

For lease contracts, we make an assessment on whether the contract is an operating or sales-type lease. An agreement will be a sales-type lease is any of the following conditions are met:

•	ownership of the asset is transferred at the end of the lease term;
•	the contract contains an option to purchase the asset which is reasonably certain to be exercised;
•	the lease term is for a major part of the remaining useful life of the contract, although contracts entered into the last 25% of the asset's useful life are not subject to this criterion;
•	the discounted value of the fixed payments under the lease represent substantially all of the fair value of the asset; or
•	the asset is heavily customized such that it could not be used for another charter at the end of the term.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Lessor accounting

In making the classification assessment, we estimate the residual value of the underlying asset at the end of the lease term with reference to broker valuations. None of our lease contracts contain residual value guarantees and any purchase options are disclosed in note 5. Agreements with renewal and termination options in the control of the lessee are included together with the non-cancellable contract period in the lease term when “reasonably certain” to be exercised or if controlled by the lessor. The determination of reasonably certain depends on whether the lessee has an economic incentive to exercise the option.

Generally, lease accounting commences when the asset is made available to the customer, however, where the contract contains specific customer acceptance testing conditions, lease accounting will not commence until the asset has successfully passed the acceptance test or it becomes a formality. We assess a lease under the modification guidance when there is a change to the terms and conditions of the contract that results in a change in the scope or the consideration of the lease.

Costs directly associated with the execution of the lease or costs incurred after lease inception or the execution of the contract but prior to the commencement of the lease that directly relate to preparing the asset for the lease (i.e. bunker costs), are capitalized and amortized to the consolidated statement of income (loss) over the lease term. We also defer upfront revenue payments (i.e. repositioning fees) to the consolidated balance sheet and amortize to the consolidated statement of income (loss) over the lease term.

Fixed revenue from operating leases is accounted for on a straight-line basis over the life of the lease; while variable revenue is accounted for as incurred in the relevant period. Fixed revenue includes fixed payments and variable payments based on a rate or index. For our operating leases, we have elected the practical expedient to combine our service revenue and operating lease income as both the timing and the pattern of transfer of the components are the same. The predominant assessment is lease revenue.

Time charter sales-type leases

On inception of a sales-type lease for which we are the lessor, we de-recognize the related asset and record “Net investment in leased asset” on our consolidated balance sheet. The day one gain or loss is presented in “Other non-operating income/(loss)” in our consolidated statement of income (loss). The net investment in leased asset represents the fixed payments due from the lessee, discounted at the rate implicit in the lease. We allocate sales-type lease income to the consolidated statements of operations in the “Interest income” line item to reflect a constant periodic rate of return on our sales-type lease investment (see note 17).

For sales-type leases, non-lease revenue and operating and service agreements in connection with the time charters are recorded over the term of the charter as the service is provided. The transaction price is based on the standalone selling price for the service.

Amounts are presented net of allowances for credit losses, which are assessed at the individual lease level, reflecting the risk profile for each vessel unique to each project. The allowance is calculated by multiplying the balance exposed upon default by the probability of default and loss given default over the term of the lease. The exposure at default is net of the vessel collateral that is returned on default. With forecasts for counterparty probability of default and loss given default not readily available or supportable for the life of the instrument, annualized rates have been applied based on a forecast 5-year period. A probability weighting has been applied to each period of default over the remaining instrument life.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Collaborative arrangements

Our LNG carriers participate in an LNG carrier pool arrangement with Golar LNG Limited and Gaslog Limited (up to July 2019), referred to as the Cool Pool. The Cool Pool allows the Pool Participants to optimize the operation of the pool vessels through improved scheduling ability, cost efficiencies and common marketing. Under the Pool Agreement, the Pool Manager is responsible, as agent, for the marketing and chartering of the participating vessels and paying other voyage costs such as port call expenses and brokers' commissions in relation to employment contracts, but each of the Pool Participants continues to be fully responsible for the financing, insurance, manning and technical management of their respective vessels.

Up until July 2019, the Cool Pool arrangement was accounted for in accordance with the guidance on collaborative arrangements as through the Cool Pool steering committee the members actively participated in managing the pool and were exposed to the significant risks and rewards of the commercial success of the pool. The guidance on collaborative arrangements requires a company to assess whether they are the agent or principal in the arrangement and to account for the underlying transactions based on that determination.

We concluded that we were the principal for the Hygo vessels operating in the Cool Pool and presented the income and expenses relating to our vessels gross on the face of the consolidated statement of income (loss)  in the line items “Time charter revenues” and “Voyage, charter-hire and commission expenses.” For Cool Pool net revenues generated by the other participants in the pooling arrangement, these were presented separately in revenue and expenses from collaborative arrangements. Each participants’ share of the net Cool Pool revenues is based on the number of days such vessels participated in the pool.

Upon exit of Gaslog from the Cool Pool in July 2019, we ceased applying collaborative arrangement accounting. This has had no impact for the accounting treatment relating to our own vessels, however, for Cool Pool net revenues and expenses generated by the other participant we analogize to the cost of obtaining a contract and present the net balance within the line item “Voyage, charter hire and commission expenses.”

Trade accounts receivables

Trade receivables are presented net of allowances for doubtful debt based on observable events and expected credit losses. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. The expected credit loss allowance is calculated using a loss rate applied against an aging matrix, with assets pooled based on the segment that generated the underlying revenue (LNG vessel operations) and individual FSRU, which reflects similar credit risk characteristics. Our trade receivables have short maturities so we have considered that forecasted changes to economic conditions will have an insignificant effect on the estimate of the allowance, except in extraordinary circumstances.

Allowance for credit losses

Financial assets recorded at amortized cost and off-balance sheet credit exposures not accounted for as insurance (including financial guarantees) reflect an allowance for current expected credit losses (“credit losses”) over the lifetime of the instrument. The allowance for credit losses reflects a deduction to the net amount expected to be collected on the financial asset. Amounts are written off against the allowance when management believes the un-collectability of a balance is confirmed or certain. Expected recoveries will not exceed the aggregate of amounts previously written-off or current credit loss allowance by financial asset category. We estimate expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. We have elected to calculate expected credit losses on the combined balance of both the amortized cost and accrued interest from the unpaid principal balance. Specific calculation of our credit allowances are included in the respective accounting policies included herein; all other financial assets are assessed on an individual basis calculated using the method we consider most appropriate for each asset.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

We consider all demand and time deposits and highly liquid investments with original maturities of three months or less to be equivalent to cash. Amounts are presented net of allowances for credit losses, which are assessed based on consideration of whether the balances have short-term maturities and whether the counterparty has an investment grade credit rating, limiting any credit exposure.

Restricted cash and short-term deposits

Restricted cash consists of cash collateral required to satisfy certain covenants outlined in the Company's debt facilities.

We also present short-term deposits and cash balances relating to our consolidated VIEs within restricted cash as we do not have the ability to use that cash freely for Company purposes.

Inventories

Inventories, which are comprised principally of fuel, lubricating oils and ship spares, are stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and inventories are included in "Other current assets" in the consolidated balance sheets.

Assets under development

An asset is classified as asset under development when there is a firm commitment from us to proceed with the construction of the asset and the likelihood of conversion is virtually certain to occur. Vessels that are under development are stated at cost. All pre-delivery costs incurred during the construction of the vessels, including purchase installments, interest, supervision and technical costs, are capitalized. Capitalization ceases and depreciation commences when the vessel is available for its intended use.

Vessels and equipment

Vessels and equipment are stated at cost less accumulated depreciation. The cost of vessels and equipment less the estimated residual value is depreciated on a straight-line basis over the assets' remaining useful economic lives. Management estimates the residual values of our vessels based on a scrap value determined by broker valuations. Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons.

Refurbishment costs incurred during the period are capitalized as part of vessels and equipment and depreciated over the vessels' remaining useful economic lives. Refurbishment costs are costs that appreciably increase the capacity, or improve the efficiency or safety of vessels and equipment. Expenditures of a routine repairs and maintenance nature that do not improve the operating efficiency or extend the useful lives of the vessels are expensed as incurred.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Drydocking expenditures are capitalized when incurred and amortized over the period until the next anticipated drydocking, which is generally five years. We have adopted the "built-in overhaul" method of accounting. The built-in overhaul method is based on the segregation of vessel costs into those that should be depreciated over the useful life of the vessel and those that require drydocking at periodic intervals to reflect the different useful lives of the components of the assets. The estimated cost of the drydocking component is amortized until the date of the first drydocking following acquisition, upon which the cost is capitalized and the process is repeated. Any historical drydocking expenditure which has not been fully depreciated at the point of drydocking is immediately written off in the consolidated statement of income (loss). When a vessel is disposed, any unamortized drydocking expenditure is charged against income in the period of disposal.

Useful lives applied in depreciation are as follows:

Vessels	40 years
Drydocking expenditure	5 years
ISO containers and associated equipment	10 years
Office equipment	5 - 10 years

Impairment of long-lived assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. In assessing the recoverability of our vessels’ carrying amounts, we make assumptions regarding estimated future cash flows and estimates in respect of residual scrap value. Management performs an annual impairment assessment and when such events or changes in circumstances are present, we assess the recoverability of long-term assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, an impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.

Interest costs capitalized

Interest is capitalized on all qualifying assets that require a period of time to get them ready for their intended use. Qualifying assets consist of vessels under construction. In addition, certain equity method investments may be considered qualifying assets prior to commencement of their planned principal operation.

The interest capitalized is calculated using the rate of interest on the loan to fund the expenditure or our weighted average cost of borrowings where appropriate, from commencement of the asset development until substantially all the activities necessary to prepare the assets for its intended use are complete.

If our financing plans associate a specific borrowing with a qualifying asset, we use the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset provided that does not exceed the amount of that borrowing. We do not capitalize amounts beyond the actual interest expense incurred in the period.

Deferred financing charges

Costs associated with long-term financing, including debt arrangement fees are deferred and amortized over the term of the relevant loan, using the effective interest method. Amortisation of debt issuance costs are included in interest expense. These costs are presented as a deduction from the corresponding liability, consistent with debt discounts.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivatives

We use derivatives to reduce market risks associated with our operations. We use interest rate swaps for the management of interest rate risk exposure. The interest rate swaps effectively convert a portion of our debt from a floating to a fixed rate over the life of the transactions without an exchange of underlying principal. We seek to reduce our exposure to fluctuations in foreign exchange rates through the use of foreign currency forward contracts. We use electricity forward purchase contracts for the management of price fluctuations in the energy spot market.

All derivative instruments are initially recorded at fair value as either assets or liabilities in the accompanying consolidated balance sheets and subsequently remeasured to fair value, regardless of the purpose or intent for holding the derivative. We may use derivatives to partially offset our business exposure to foreign currency, commodity prices and/or interest rate risks. The fair value of these derivative instruments is determined using forward curves. Significant inputs used in their valuation include management's estimate of forward energy prices, forward foreign exchange rates and forward interest rates.

Where the fair value of a derivative instrument is a net liability, the derivative instrument is classified in "Other current liabilities" or “Other non-current liabilities”  in the consolidated balance sheets depending on timing of settlement. Where the fair value of a derivative instrument is a net asset, the derivative instrument is classified in “Other current assets” or “Other non-current assets” in the consolidated balance sheet, depending on timeframe of unwinding.

The changes in fair value of derivative financial instruments related to interest rates and foreign exchange derivatives aiming at fixing borrowing currencies in the entity's functional currency are shown amongst “Net financial income / (expenses)” as “Gains/(losses) on derivative instruments” (whether unrealized or realized) in the consolidated statement of income (loss). The changes in fair value of energy derivative financial instruments are shown as “Gains/(losses) on energy derivative instruments” (whether realized or unrealized) in the consolidated statements of income (loss). At the balance sheet date, we do not apply hedge accounting but enter into economic hedging transactions.

Provisions

In the ordinary course of business, we are subject to various claims, law suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in the consolidated financial statements if the contingency had occurred at the date of the financial statements and the likelihood of loss was probable and the amount can be reasonably estimated.  If we determine that the reasonable estimate of the loss is a range and there is no best estimate within the range, we will provide the lower amount within the range.

Guarantees

Guarantees issued by us, excluding those that are guaranteeing our own performance, are recognized at fair value at the time that the guarantees are issued and reported in "Other current liabilities." and "Other non-current liabilities".  A liability for the fair value of the obligation undertaken in issuing the guarantee is recognized. If it becomes probable that we will have to perform under a guarantee, we will recognize an additional liability if the amount of the loss can be reasonably estimated. The recognition of fair value is not required for certain guarantees where they are a guarantee over our own performance (such as the parent's guarantee of a subsidiary's debt to a third party).

Financial guarantees are assessed for credit losses and any allowance is presented as a liability for off-balance sheet credit exposures where the balance exceeds the collateral provided over the remaining instrument life. The allowance is assessed at the individual guarantee level, calculated by multiplying the balance exposed on default by the probability of default and loss given default over the term of the guarantee.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment reporting

A segment is a distinguishable component of the business that is engaged in business activities from which we earn revenues and incur expenses whose operating results are regularly reviewed by the chief operating decision maker, and which are subject to risks and rewards that are different from those of other segments. We have identified four reportable industry segments: LNG carriers, FSRU and terminals, power and downstream distribution.

Earnings per share

Basic earnings per share ("EPS") is computed based on the income available to common stockholders and the weighted average number of shares outstanding for basic EPS. Diluted EPS includes the effect of the assumed conversion of potentially dilutive instruments. Such potentially dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

Income taxes

The guidance on "Income Taxes" prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Penalties and interest related to uncertain tax positions are recognized in “Income taxes” in the consolidated statements of income (loss).

Deferred taxes

Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on the tax rates and tax laws that have been enacted at the balance sheet date. Income tax relating to items recognized directly in the statement of comprehensive income is recognized in the statement of changes in equity and not in the consolidated statements of income (loss).

Related Parties

Parties are related if one party has the ability, directly or indirectly, to control the other party or can significantly influence the management or operating policies. Parties are also related if they are subject to common control or significant influence. Amounts due from related parties are presented net of allowances for credit losses, which are calculated using a loss rate applied against an aging matrix.

Share options

We recognize compensation expense for a share-based award over an employee’s requisite service period based on the award’s grant date fair value, subject to adjustment. Our share-based awards are settled in cash and or shares and are accounted for as liability-based awards. As such liabilities are required to be measured at fair value at each reporting date until the date of settlement. Where an Initial Public Offering (IPO) is a vesting event, we do not recognize any value until the event has occurred.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Mezzanine equity

Where ordinary shares or preference shares are determined to be conditionally redeemable upon the occurrence of certain events  that are not solely within the control of the issuer, and upon such event, the shares would become redeemable at the option of the holders, they are classified as 'mezzanine equity' (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash, securities or other assets of the entity in the future.

3.	RECENTLY ISSUED ACCOUNTING STANDARDS

Adoption of new accounting standards

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments, including ASU 2018-19, ASU 2019-04 and ASU 2019-11: Codification Improvements to Topic 326 “Financial Instruments-Credit Losses”. Topic 326 replaces the incurred loss impairment methodology with a requirement to recognize lifetime expected credit losses (measured over the contractual life of the instrument) immediately, based on information about past events, current conditions and forecasts of future economic conditions. This will reflect the net amount expected to be collected from the financial asset and is referred to as the current expected credit loss “CECL” methodology, with measurement applicable to financial assets measured at amortized cost as well as off-balance sheet credit exposures not accounted for as insurance (including financial guarantees). Topic 326 also makes changes to the accounting for available-for-sale debt securities and purchased credit deteriorated financial assets, however, no such financial assets existed on date of adoption or in the reporting periods covered by these consolidated financial statements.

Using the modified retrospective method, reporting periods beginning after January 1, 2020 are presented under Topic 326 while comparative periods continue to be reported in accordance with previously applicable GAAP and have not been restated. The adoption of Topic 326 did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU remove some disclosure requirements relating to transfers between Level 1 and Level 2 of the fair value hierarchy and introduces new disclosure requirements for Level 3 measurements. We adopted the disclosure improvements prospectively on January 1, 2020, but this amendment has not had a material impact on our disclosure requirements as we have no Level 3 measurements.

In October 2018, the FASB issued ASU 2018-17 Consolidation (Topic 810) - Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this ASU specify that for the purposes of determining whether a decision-making fee is a variable interest, a company is now required to consider indirect interests held through related parties under common control on a proportionate basis as opposed to as a direct investment. We are required to adopt the codification improvements retrospectively using a cumulative-effect method to retained earnings of the earliest period presented herein, but the amendment had no impact on historic consolidation assessments or retained earnings.

In March 2020, the FASB issued ASU 2020-03 Financial Instruments (Topic 825) - Codification Improvements. The amendments in this ASU propose seven clarifications to improve the understandability of existing guidance, including that fees between debtor and creditor and third-party costs directly related to exchanges or modifications of debt instruments include line-of-credit or revolving debt arrangements. We adopted the codification improvements that were effective on issuance from January 1, 2020 under the specified transition approach connected with each of the codification improvements. This amendment has not had a material impact on our consolidated financial statements or related disclosures, including retained earnings, as of January 1, 2020.

Accounting pronouncements that have been issued but not adopted

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
3.	RECENTLY ISSUED ACCOUNTING STANDARDS (continued)

Accounting pronouncements that have been issued but not adopted

The following table provides a brief description of recent accounting standards that have been issued but not yet adopted:

Standard	Description	Date of Adoption	Expected Effect on our Consolidated Financial Statements or Other Significant Matters
ASU 2019-12 Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes.	The amendment removes certain exceptions previously available and provides some additional calculation rules to help simplify the accounting for income taxes.	January 1, 2021	No impacts are expected as a result of the adoption of this ASU.
ASU 2020-04 Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting and ASU 2021-01 Reference Rate Reform (Topic 848): Scope.
The amendments provide temporary optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The applicable expedients for us are in relation to modifications of contracts within the scope of Topics 310, Receivables, 470, Debt, and Topic 842, Leases. This optional guidance may be applied prospectively from any date beginning March 12, 2020 and cannot be applied to modifications that occur after December 31, 2022.
		Under evaluation	Under evaluation
ASU 2020-06 Debt with equity and other options (Topic 470) and contracts in Entity’s Own Equity (Topic 815)
The amendments simplify the issuer’s accounting for convertible instruments and its application of the equity classification guidance. Under the new guidance, only features that are accounted for as derivatives (ASC 815-15) or under the substantial premium model (ASC 470-20) will be accounted for separately. More instruments will be recognised as a single unit of account, and more contracts in own equity will be classified as equity items. EPS guidance in ASC 260 is also amended by this ASU, to simplify and improve consistency of the diluted EPS calculation.
		Under evaluation	Under evaluation

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
4.	SUBSIDIARIES

The following table lists our significant subsidiaries and their purpose as at December 31, 2020. Unless otherwise indicated, we own a 100% controlling interest in each of the following subsidiaries.

Name	Jurisdiction of Incorporation	Purpose
LNG Power Limited	United Kingdom	Holding company (1)
Golar Power Brasil Participações S.A	Brazil	Holds investment in the Sergipe Power Plant
Golar Power Penguin Corp.	Marshall Islands	Holding company of company which leases and operates Golar Penguin
Golar Hull 2023 Corp.	Marshall Islands	Leases and operates Golar Penguin (2)
Golar Hull 2026 Corp.	Marshall Islands	Leases and operates Golar Celsius (2)
Golar FSRU 8 Corp.	Marshall Islands	Leases Golar Nanook (2)
Golar Nanook UK Limited	UK	Operates Golar Nanook
Golar Power Latam Serviços Marítimos Ltda	Brazil	Operates Golar Nanook
(1) LNG Power Limited is the holding company of various of our wholly owned Brazilian domiciled subsidiaries.

(2) The above table excludes mention of the lessor variable entities ("lessor VIEs") whereby we have leased vessels under finance leases. The lessor VIEs are wholly owned, newly formed special purpose vehicles ("SPVs") of financial institutions. While we do not hold any equity investments in these SPVs, we have concluded that we are the primary beneficiary of the lessor VIEs and accordingly have consolidated these entities into our financial results. Refer to note 5 for additional detail.

5.	VARIABLE INTEREST ENTITIES ("VIEs")

5.1 Lessor VIEs

As of  December 31, 2020, we leased three vessels (December 31, 2019: two vessels) from VIEs as part of sale and leaseback arrangements, one with a CCB Financial Leasing Corporation Limited (“CCBFL”) entity, one with a COSCO Shipping Leasing Company Limited (“COSCO”) entity and one with an AVIC International Leasing Company Limited (“AVIC”) entity.

CCBFL Lessor VIE

In September 2018, we sold the Golar Nanook to a CCBFL entity and subsequently leased back the vessel on a bareboat charter for a term of twelve years. We have options to repurchase the vessel throughout the charter term at fixed pre-determined amounts, commencing from the third year anniversary of the commencement of the bareboat charter, with an obligation to repurchase the vessel at the end of the twelve year lease period.

Oriental Shipping Company Lessor VIE

In December 2019, we sold the Golar Penguin to Oriental Fleet LNG 02 Limited, a wholly-owned subsidiary of COSCO, and subsequently leased back the vessel on a bareboat charter for a term of six years. We have options to repurchase the vessel throughout the charter term at fixed pre-determined amounts, commencing from the first year anniversary of the commencement of the bareboat charter, with an obligation to repurchase the vessel at the end of the six year lease period.

AVIC Lessor VIE

In March 2020, we sold the Golar Celsius to an SPV owned by AVIC and subsequently leased back the vessel on a bareboat charter for a term of seven years. We have options to repurchase the vessel throughout the charter term at fixed predetermined amounts, commencing from the first anniversary of the commencement of the bareboat charter, with an obligation to repurchase the vessel at the end of the seven-year lease period.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
5.	VARIABLE INTEREST ENTITY ("VIE") (continued)

While we do not hold an equity investment in the above SPVs, we have determined that we have a variable interest in these SPVs and that the lessor entities, that own the vessels, are VIEs. Based on our evaluation of the agreements, we have concluded that we are the primary beneficiary of these VIEs and, accordingly, these VIEs are consolidated into our financial results. We did not record any gains or losses from the sale of these vessels as they continued to be reported as vessels at their original costs in our consolidated financial statements at the time of each transaction. Similarly, the effect of the bareboat charter arrangements are eliminated upon consolidation of the SPV. The equity attributable to CCBFL, COSCO and AVIC  in their  respective VIEs are included in non-controlling interests in our consolidated financial statements. As of December 31, 2020 the  Golar Penguin and Golar Celsius are reported under "Vessels and equipment, net" in our consolidated balance sheet. Following the commencement of operations of the Sergipe Power Plant by CELSE, the Golar Nanook was recognized as a sales-type lease and the vessel carrying value of the Golar Nanook was de-recognized from “Asset under development” and recognized in “Net investment in leased asset” (see note 17).

The following table gives a summary of the sale and leaseback arrangements, including repurchase options and obligations as of December 31, 2020:

Vessel	Effective from	Sales value (in $ millions)	First repurchase option (in $ millions)	Date of first repurchase option	Repurchase obligation at end of lease term (in $ millions)	End of lease term
Golar Nanook	September 2018	277.0	247.7	September 2021	94.2	September 2030
Golar Penguin	December 2019	162.0	105.8	December 2020*	69.9	December 2025
Golar Celsius	March 2020	160.0	109.3	March 2021	45	March 2027

*This option was not exercised as of December 31, 2020.

A summary of our payment obligations (excluding repurchase options and repurchase obligations) under the bareboat charter with the lessor VIEs as of December 31, 2020, are shown below:

(in $ thousands)	2021	2022	2023	2024	2025	2026	+
Golar Nanook	23,878	23,181	22,484	21,816	21,091	90,690
Golar Penguin	13,200	12,778	12,369	11,935	8,688	—
Golar Celsius	16,683	16,075	15,468	14,872	14,253	12,964

The assets and liabilities of the lessor VIEs that most significantly impact our consolidated balance sheet as of December 31, 2020 and 2019 are as follows:

(in $ thousands)	Golar Nanook	Golar Penguin	Golar Celsius	2020	2019
Assets				Total	Total
Restricted cash	4,945	5,668	21,467	32,080	11,072
Liabilities
Long-term interest bearing debt - current portion, gross of deferred finance charges	—	19,877	6,085	25,962	113,400
Long-term interest bearing debt - non-current portion, gross of deferred finance charges	202,249	84,564	116,815	403,628	217,178

The most significant impact of the lessor VIEs operations on our consolidated statements of income (loss) is interest expense of $12.8 million and $8.4 million for the years ended December 31, 2020 and 2019, respectively. The most significant impact of the lessor VIEs cash flows on our consolidated statements of cash flows is net cash received in financing activities of $99.1 million and $113.4 million for the years ended December 31, 2020 and 2019, respectively.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
5.	VARIABLE INTEREST ENTITY ("VIE") (continued)

5.2 Mercurio VIE

On October 9, 2019, we acquired 100% of the equity interest in Mercurio Comercializadora de Energia Ltda. ("Mercurio"), a variable interest entity, for purchase consideration of $0.5 million (BRL 2 million). The entity was purchased in order for us to fulfill our obligation to purchase replacement power in the market for the Sergipe Project in January and February 2020. We have determined that the entity is a VIE as although we own 100% of the equity, some of the profits related to the trades were not executed on our behalf. However, we have determined that we have control over the most significant activities and the greatest exposure to variability in residual returns and expected losses of the entity. Accordingly, we have consolidated Mercurio as we are the primary beneficiary of the VIE.

The acquisition agreement between us and the original partners of Mercurio ("Mercurio Partners") included a put option which gives us an irrevocable option to sell the shares in Mercurio back to the Mercurio Partners once the above obligation was fulfilled. The agreement also included a call option which gives the Mercurio Partners an irrevocable option to buy back the Mercurio shares once the above obligation was fulfilled.

On December 18, 2020, the Mercurio Partners exercised the call option and the Mercurio shares were sold back to the Mercurio Partners at the call option exercise price of BRL 2.0 million. Accordingly, Mercurio was deconsolidated at the date of sale and a loss on deconsolidation of $2.5 million was recognized in our consolidated statement of income (loss) for the year ended December 31, 2020.

 The loss on deconsolidation was calculated as follows:

(in thousands)	BRL	USD
Consideration received	2,000	373
Carrying value of net assets sold	(2,241)	(418)
Reclassification of foreign currency translation adjustment		(2,437)
Loss on deconsolidation	(241)	(2,482)

The assets and liabilities of Mercurio that most significantly impact our consolidated balance sheets as of December 31, 2020 and 2019 are as follows:

(in $ thousands)	2020	2019
Assets
Energy derivative asset	—	10,200
Liabilities
Deferred tax liability	—	(3,468)

The most significant impact of Mercurio's operations on our consolidated statements of income (loss) for the years ended December 31, 2020 and 2019 are as follows:

(in $ thousands)	2020	2019
Statement of income (loss)
Gain on energy derivative instrument	5,292	9,990
Tax expense	(1,623)	(3,396)

The most significant impact of Mercurio’s cash flows on our consolidated statements of cash flows is net cash received in operating activities of $7.2 million for the year ended December 31, 2020 (year ended December 31, 2019: $nil).

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
6.	SEGMENT INFORMATION

We provide integrated downstream LNG solutions to underserved markets by delivering less expensive, more environmentally sustainable energy alternatives to customers around the world. Our reportable segments consist of the primary services that each provides. Although our segments are generally influenced by the same economic factors, each represents a distinct product in the LNG downstream industry. Segment results are evaluated based on operating income. The accounting principles for the segments are the same as for our consolidated financial statements. Indirect general and administrative expenses are allocated to each segment based on estimated use.

The split of the organization of the business into four reportable segments is based on differences in management structure and reporting, economic characteristics, customer base, asset class and contract structure. As of December 31, 2020, we operate in the following four reportable segments:

•
LNG Carriers – LNG carriers are vessels that transport LNG and are compatible with many LNG offloading and receiving terminals globally. We have two LNG carriers which are currently operating through the Cool Pool in the spot/short-term charter market. These vessels will continue to operate through the Cool Pool until their conversion to FSRUs.

•
FSRU and Terminals – FSRUs are vessels that are permanently moored offshore and used to store and regasify LNG. We have one FSRU and terminal offshore Sergipe, Brazil, which is in service to CELSE pursuant to a 25-year charter.

•
Power – We have contracted with local partners to build cleaner and economically advantageous natural gas-fired power generation assets backed by long-term power purchase agreements in our core operating areas.

•
Downstream Distribution - Our downstream distribution business is focused on the procurement of LNG or natural gas from our terminals and other sources to be able to deliver to our downstream customers under medium to long-term contracts.

Year Ended December 31, 2020
(in thousands of $)	LNG Carriers	FSRU and Terminals	Power	Downstream Distribution	Other Business and Corporate(1)	Total
Statement of Operations:
Total operating revenues	41,952	5,343	—	—	—	47,295
Vessel operating expenses	(14,815)	(5,634)	—	—	—	(20,449)
Depreciation	(11,075)	—	—	(144)	(43)	(11,262)
Administrative expenses	(1,465)	(2,133)	(2,805)	(4,738)	(18,103)	(29,244)
Other operating income	3,714	—	—	—	—	3,714

Segment operating income (loss)	18,311	(2,424)	(2,805)	(4,882)	(18,146)	(9,946)

Equity in net loss of affiliates	—	—	(45,880)	—	—	(45,880)

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
6.	SEGMENT INFORMATION (continued)

Year Ended December 31, 2019
(in thousands of $)	LNG Carriers	FSRU and Terminals	Power	Downstream Distribution	Other Business and Corporate(1)	Total
Statement of Operations:
Total operating revenues	45,223	—		—	—	45,223
Vessel operating expenses	(28,375)	—	—	—	—	(28,375)
Depreciation	(11,168)	—	—	(10)	(34)	(11,212)
Administrative expenses	(869)	(3,053)	(1,730)	(2,671)	(7,803)	(16,126)

Segment operating income (loss)	4,811	(3,053)	(1,730)	(2,681)	(7,837)	(10,490)

Equity in net loss of affiliates	—	—	(2,510)	—	—	(2,510)
(1) Relates to corporate overheads not allocated to a segment but included to reflect total depreciation and administrative expenses in the consolidated statement of income (loss).

Year Ended December 31, 2020
(in thousands of $)	LNG Carriers	FSRU and Terminals	Power	Downstream Distribution	Other Business and Corporate(1)	Total
Balance Sheet:
Total assets	416,984	361,703	230,304	8,917	9,144	1,027,052
Investments in affiliates	—	—	224,747			224,747
Net investment in leased asset	—	307,660	—	—	—	307,660
Vessels and equipment, net	347,421	2	—	8,067	115	355,605
Other assets	69,563	54,041	5,557	850	9,029	139,040

Year Ended December 31, 2019
(in thousands of $)	LNG Carriers	FSRU and Terminals	Power	Downstream Distribution	Other Business and Corporate(1)	Total
Balance Sheet:
Total assets	410,930	369,902	332,363	1,662	39,935	1,154,792
Investments in affiliates	—	—	311,105	—	—	311,105
Assets under development	—	327,754	—	—		327,754
Vessels and equipment, net	358,489	3	—	1,489	162	360,143
Other assets	52,441	42,145	21,258	173	39,773	155,790
(1) Relates to assets not allocated to a segment but included to reflect the total assets in the consolidated balance sheet.

Geographic Data and Revenue from External Customers

During the year ended December 31, 2020 and 2019, our vessels predominantly operated within the Cool Pool, with the exception of Golar Nanook, who is under long-term charter with CELSE in Brazil. In time and voyage charters for LNG carriers operating in the Cool Pool, the charterer, not us, controls the routes of our vessels. These routes can be worldwide as determined by the charterers. Accordingly, our management, including the chief operating decision maker, do not evaluate our performance either according to customer or geographical region.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
6.	SEGMENT INFORMATION (continued)

During the years ended December 31, 2020 and 2019, revenues from the following customers accounted for over 10% of our consolidated time charter revenues.

(in thousands of $)	2020		2019
The Cool Pool (1)	41,952	89%	45,223	100%
CELSE	5,343	11%	—	—%
 (1) The 2019 Cool Pool revenue of $45.2 million includes revenue of $9.6 million that is separately disclosed in the consolidated statements of income (loss) as from a collaborative arrangement (see note 14).

7.	THE COOL POOL

The table below summarizes our net earnings (impacting each line item in our consolidated statement of income (loss)) generated from our participation in the Cool Pool:

(in thousands of $)	2020	2019
Time charter revenues	41,952	35,601
Time charter revenues - collaborative arrangement	—	9,622
Voyage, charter-hire and commission expenses	(3,624)	(5,912)
Voyage, charter-hire and commission expenses - collaborative arrangement	—	(9,825)
Net income from the Cool Pool	38,328	29,486

On July 8, 2019, following the withdrawal of GasLog Ltd.'s vessels from the Cool Pool, we ceased applying the collaborative accounting guidance to the Cool Pool. This had no impact on how we account for revenues and expenses that were attributable to our own vessels, however, net revenue and expenses relating to the other pool participants are now presented net within “Voyage, charterhire and commission expenses” as opposed to being presented gross within “Time charter revenues - collaborative arrangement” and “Voyage, charter-hire and commission expenses - collaborative arrangement” under the previously adopted collaborative arrangement accounting principles (see note 14).

8.	OTHER OPERATING INCOME

For the year ended December 31, 2020 and December 31 2019, $3.7 million and $1.1 million, respectively, were recognized in the consolidated statement of income (loss) for proceeds received relating to a successful insurance claim.

9.	GAINS (LOSSES) ON DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL ITEMS, NET

Gains (losses) on derivative instruments comprise the following:

(in thousands of $)	2020	2019
Mark-to-market adjustment for cross currency interest rate swap derivatives (see note 28)	1,098	—
Interest income on cross currency interest rate swap (see note 28)	82	—
Total	1,180	—

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
9.	GAINS (LOSSES) ON DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL ITEMS, NET (continued)

Other financial items, net comprise the following:

(in thousands of $)	2020	2019
Deferred consideration (i)	(719)	(1,553)
Foreign exchange (gain) / loss	2,949	(327)
Debt guarantee net of amortization (ii)	(3,251)	574
Others	(863)	(353)
Total	(1,884)	(1,659)

(i) Deferred consideration relates to the revaluation of the consideration payable to the project developer as part of the step-acquisition on the investment in CELSEPAR in 2016. The impact is inclusive of the unwinding of the discount with the total paid in Q1 2020.

(ii) In March 2020, the Golar Celsius facility was re-financed prior to maturity. This accelerated the amortization of the cost of the counter guarantee provided to Golar LNG that had been recognized at fair value upon our formation ($0.5 million). In addition, we made payments to Golar LNG totaling $2.5 million in respect of the guarantee on the Golar Nanook facility covering the period from inception of the Golar Nanook facility to December 31, 2020.

In December 2019, we completed the refinancing of the Golar Penguin. This accelerated the amortization of the cost of the counter guarantee provided to Golar LNG that had been recognized at fair value upon our formation ($0.6 million).

10.	INCOME TAXES

The components of income tax expense are as follows:

(in thousands of $)	2020	2019
Current tax expense:
Brazil	6,015	515
Other	1,625	241
Total current tax expense	7,640	756
Deferred tax (credit) expense	(2,878)	3,396
Total tax expense	4,762	4,152

The income taxes for the years ended December 31, 2020 and 2019 differed from the amount computed by applying the Bermuda statutory income tax rate of 0% as follows:

(in thousands of $)	2020	2019
Effect of taxable income in various countries	7,640	756
Effect of movement in deferred tax balance	(2,878)	3,396
Total tax expense	4,762	4,152

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
10.	INCOME TAXES (continued)

Bermuda

The Minister of Finance in Bermuda has granted the Company a tax exempt status until March 31, 2035, under which no income taxes or other taxes (other than duty on goods imported into Bermuda and payroll tax in respect of any Bermuda-resident employees) are payable by the Company in Bermuda. If the Minister of Finance in Bermuda does not grant a new exemption or extension of the current tax exemption, and if the Bermudian Parliament passes legislation imposing taxes on exempted companies, the Company may be subject to taxation in Bermuda after March 31, 2035.

Brazil

The current tax expense of $6.0 million (2019: $0.5 million) relates to taxation levied on our Brazilian subsidiaries.

As of December 31, 2020, the Company recognized a deferred tax liability of $0.4 million (2019: 3.5 million) with respect to mark to market movements on financial instruments in Brazil. This item represents the only temporary difference on the Company's consolidated balance sheet as of December 31, 2020.

Other jurisdictions

The current tax expenses of $1.6 million includes $1.5 million in withholding tax incurred in Brazil by a UK subsidiary and $0.1 million relates to United States taxation levied on our two LNG carrier vessel owning entities on income earned for transportation that began in the United States.  No tax has been levied on income derived from our subsidiaries registered in the Marshall Islands. There are no potential deferred tax liabilities arising on undistributed earnings within the Group as no tax would arise on distribution.

Jurisdictions open to examination

The earliest tax years that remain subject to examination by the major taxable jurisdictions in which we operate are UK (2019) and Brazil (2017).

11.	LOSS PER SHARE

Basic loss per share ("EPS") is calculated with reference to the weighted average number of common shares outstanding during the year.

The components of the numerator for the calculation of basic and diluted EPS are as follows:

(in thousands of $)	2020	2019
Numerator - net loss available to common stockholders	(79,632)	(24,352)

The components of the denominator for the calculation of the basic and diluted EPS are as follows:

(in thousands of $, except per share data)	2020	2019
Basic and diluted loss per share:
Weighted average number of common shares outstanding (1)	46,950,154	46,950,154

(1) Includes the common shares included in the mezzanine classification

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
11.	LOSS PER SHARE (continued)

Loss per share are as follows:

(in thousands of $, except per share data)	2020	2019
Basic and diluted ($)	(1.70)	(0.52)

The effects of  the convertible ordinary and preference shares have been excluded from the calculation of diluted EPS for each of the years ended December 31, 2020 and 2019 as these are contingent on an Initial Public Offering ("IPO") or other redemption event and therefore the effects were anti-dilutive.

12.	RESTRICTED CASH AND SHORT-TERM DEPOSITS

Our restricted cash and short-term deposits balances are as follows:

(in thousands of $)	Notes	2020	2019
Restricted cash and short-term deposits held by lessor VIEs (i)	5	32,080	11,072
Restricted cash relating to the Golar Celsius (ii)		—	6,039
Restricted cash relating to LC (iii)		5,750	5,750
Restricted cash relating to Brazil office lease		32	41
Total restricted cash		37,862	22,902
Less: Amounts included in current restricted cash		37,830	22,861
Non-current restricted cash		32	41

(i) These are amounts held by our lessor VIE entities that we are required to consolidate under U.S. GAAP into our financial statements as VIEs (see note 5).

(ii) Restricted cash relating to the Golar Celsius refers to cash deposits required in connection with the financial covenant compliance related to the previous Golar Celsius facility. This facility was extinguished in March 2020 and replaced with a new facility (see note 22).

(iii) This amount relates to an irrevocable stand-by letter of credit ("LC") required in connection with the financing of the CELSE project.

Restricted cash does not include $6.8 million and $3.9 million which is the minimum cash position that we are required to maintain as part of the financial covenants for our sale and leaseback financing. These are included in "cash and cash equivalents" in the consolidated balance sheet as at December 31, 2020 and 2019 respectively.

13.	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2020 and 2019, there was no provision for doubtful accounts.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
14.	RELATED PARTY TRANSACTIONS

a) Transactions with CELSE:

Income (expenses): The transactions with CELSE for the years ended December 31, 2020 and 2019 consisted of the following:

(in thousands of $)	2020	2019
Interest income (i)	37,545	—
Time charter revenues (i)	5,343	—
Total	42,888	—

Receivables (payables): The balances with CELSE as of December 31, 2020 and 2019 consisted of the following:

(in thousands of $)	2020	2019
Deferred revenue (ii)	(9,057)	(37,568)
Trade receivable	7,972	28,601
Total	(1,085)	(8,967)

(i) On March 31, 2020, following the commencement of the Sergipe power plant operations by CELSE, the Golar Nanook commenced its sales-type finance lease. All charter hire revenue from the bareboat charter is recognized as interest income whereas charter hire revenue from the operation and services agreement is recognized as time charter revenue.

(ii) As at December 31, 2020, balances with CELSE include $3.6 million of pre-commissioning revenue under Golar Nanook's charter agreement with CELSE (December 31, 2019: $32.6 million) as well as $5.4 million of pre-commissioning revenue under its operation and services agreement with CELSE (December 31, 2019: $5.0 million).

b) Transactions with Golar LNG and subsidiaries:

Income (expenses): The transactions with Golar LNG for the years ended December 31, 2020 and 2019 consisted of the following:
(in thousands of $)	2020	2019
Management and administrative services expense (i)	(5,326)	(5,904)
Ship management fees expense (ii)	(1,780)	(1,210)
Debt guarantee fee expense (iii)	(3,826)	(693)
Other (iv)	—	(2)
Time charter revenues - Cool Pool (v)	41,952	—
Voyage, charter-hire and commission expenses - Cool Pool (v)	(3,626)	—
Total	27,394	(7,809)

Receivables: The balances with Golar LNG and subsidiaries as of December 31, 2020 and 2019 consisted of the following:

(in thousands of $)	2020	2019
Trading balances due from Golar LNG and subsidiaries (v)(vi)	11,223	6,829
Total	11,223	6,829

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
14.	RELATED PARTY TRANSACTIONS (continued)

(i) Management and administrative services agreement - We entered into a management and administrative services agreement with Golar Management Ltd ("Golar Management"), a wholly-owned subsidiary of Golar LNG, pursuant to which Golar Management will provide to us certain management and administrative services. The services provided by Golar Management are charged at cost plus a management fee equal to 5% of Golar Management’s costs and expenses incurred in connection with providing these services. We may terminate the agreement by providing 6 months written notice.

(ii) Ship management fees - Golar LNG and certain of its affiliates charge ship management fees to us for the provision of technical and commercial management of our vessels. Each of our vessels is subject to management agreements pursuant to which certain commercial and technical management services are provided by Golar Management. We may terminate these agreements by providing 30 days written notice.

(iii) Debt guarantee fee expense - Golar LNG have provided financial guarantees in relation to the debt financing of Golar Celsius, Golar Penguin and Golar Nanook. We entered into agreements to compensate Golar LNG in relation to certain debt guarantees.  This compensation amounted to $3.8 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively.

(iv) Other - In December 2019, we borrowed $7.0 million from Golar LNG at interest of LIBOR plus 5.0%. The loan was fully repaid, including USD two thousand of interest expense, in December 2019.

(v) The Cool Pool - Following Gaslog's departure in July 2019, Golar LNG assumed sole responsibility for the management of the Cool Pool and consolidated the Cool Pool. Net revenue relating to the other pool participants presented on our consolidated statement of income (loss) under “Voyage, charterhire and commission expenses” for the year ended December 31, 2020 amounted to $2.1 million (net expenses of $1.6 million for the year ended December 31, 2019).

Amounts due from the Cool Pool as of December 31, 2020 included in trade accounts receivable amounted to $41,000 (December 31, 2019: $1.8 million), trading balances due from Golar LNG and subsidiaries of $6.0 million (December 31, 2019: $3.3 million) and deferred revenue of $2.6 million (December 31, 2019: $1.2 million).

(vi) Trading balances - Receivables and payables with Golar LNG and its subsidiaries are comprised primarily of unpaid management fees, advisory and administrative services and may include working capital adjustments in connection with the initial formation of the joint venture and transaction with Stonepeak. In addition, certain receivables and payables arise when Golar LNG pays an invoice on our behalf. Receivables and payables are generally settled quarterly in arrears. Trading balances owing to or due from us and our subsidiaries are unsecured, interest-free and intended to be settled in the ordinary course of business.

Other transactions:

Cooperation Agreement and termination of Omnibus Agreement

In connection with our JV partnership in 2016, we entered into an Omnibus Agreement with Golar LNG and Golar LNG Partners LP and its subsidiaries ("Partnership Group"), governing, amongst other things, the business opportunities that Hygo will not pursue during the term of the Omnibus Agreement as well as the procedures whereby such business opportunities are to be offered to the Partnership Group. This includes the Partnership Group's right of first offer to any of Hygo's vessels which is employed under a charter agreement exceeding five years at its fair market value.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
14.	RELATED PARTY TRANSACTIONS (continued)

In August 2020, we entered into a Cooperation Agreement with Golar Partners where we intend to work together to develop hub-spoke LNG terminal solutions utilizing Golar Partners' available asset portfolio, where their assets are technically suitable. The terms and structure of the commercial cooperation will be worked on a project by project basis given the customized nature of each potential terminal. As part of the agreement, we have agreed to terminate our existing Omnibus agreement.

Golar Partners, an affiliate of Golar LNG, is an owner and operator of FSRUs and LNG carrier under long-term charters. As at December 31, 2020 and 2019 Golar LNG's ownership in Golar Partners was 32.8% and 32.0%, respectively.

Guarantees and other:

a) Debt guarantees - These debt guarantees were previously issued by Golar LNG to third party banks in respect of certain secured debt facilities relating to us and our subsidiaries. In connection with our formation, we entered into a counter guarantee with Golar LNG to indemnify Golar LNG in the event they are required to pay out any monies due under the debt guarantee. The liability for this counter guarantee was recorded in "Other current liabilities" and "Other non-current liabilities" and was amortized over the remaining term of the respective debt facilities associated with Golar Penguin and Golar Celsius. In December 2019 and March 2020, the Golar Penguin and Golar Celsius, respectively, were refinanced and simultaneously the guarantees terminated. Subsequently, debt guarantees were provided on the Golar Penguin and Golar Celsius in connection with their new financing arrangements. A debt guarantee was also provided by Golar LNG on the financing arrangement for the Golar Nanook.

As described in (iii) above we pay Golar LNG a guarantee fee in relation to the provision of the guarantees. The debt facilities are secured against specific vessels.

b) Golar Power purchase option - Under the shareholders' agreement (as agreed between the shareholders of the Company at formation), we had the right for 18 months from July 6, 2016 to purchase another two vessels from Golar LNG at their respective fair values. In connection with any such transaction, Ordinary Shares would have been issued based on the fair market value of the vessel(s) at the time of their respective contribution. The purchase option expired in January 2019.

c) Golar LNG and Stonepeak contributions - under our shareholders' agreement, Golar LNG and Stonepeak have agreed to contribute additional funding as may be required by us, subject to the approval of the board of directors.

c) Transaction with other related parties:

Expenses: The transactions with other related parties for the years ended December 31, 2020 and 2019 consisted of the following:

(in thousands of $)	2020	2019
Magni Partners (i)	(1,591)	(1,416)
Borr Management Mexico (ii)	(1,018)	—
Yorktown Management Services (iii)	(97)	—
Total	(2,706)	(1,416)

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
14.	RELATED PARTY TRANSACTIONS (continued)

Receivables (Payables): The balances with other related parties as of December 31, 2020 and 2019 consisted of the following:

(in thousands of $)	2020	2019
Borr Management Mexico (ii)	(350)	—
CELBA (iv)	112	407
Golar Power Brasil 2 Participações S.A. ("GPB2") (iv)	242	32
Magni Partners (i)	—	(141)
Total	4	298

(i) Magni Partners - Tor Olav Trøim, a Director of Hygo Energy Transition Ltd, is the founder of, and partner in, Magni Partners Limited ("Magni Partners"), a privately held UK company, as well as Magni Partners Bermuda Limited ("Magni Bermuda"), a Bermudan domiciled company. In his role, he is the ultimate beneficial owner of these two companies. Pursuant to management agreements between Magni Partners, Magni Bermuda and us, we were recharged $1.6 million and $1.4 million for salary and consulting expenses for all individuals working for Magni Partners and Magni Bermuda for the year ended December 31, 2020 and 2019, respectively. Of the aggregate amount re-charged, $nil and $0.1 million remains to be settled as at December 31, 2020 and 2019, respectively. This amount is included in "Trade accounts payables" in the consolidated balance sheet.

(ii) Borr Management Mexico - We compensated Borr Management Mexico $1.1 million for business development services in Latin America for the year ended December 31, 2020. Tor Olav Trøim is also a Director of Borr Drilling.

(iii) Yorktown Management Services - We appointed Paul Hanrahan as Chief Executive Officer on October 19, 2020. Mr. Hanrahan is employed and compensated by Yorktown Management Services LLC and provides services to us pursuant to a  services agreement.

(iv) As of December 31, 2020 and 2019, $0.4 million and $0.4 million, respectively, in receivables from other related parties are short-term in nature.

15.	OTHER CURRENT ASSETS

(in thousands of $)	2020	2019
Prepayments (i)	1,969	2,747
Other receivables (ii)	1,424	410
Inventories	2	425
Total	3,395	3,582

(i) For the year ended December 31, 2020, "Prepayments" includes $1.0 million for the advance payment of ISO containers as well as $0.8 million (2019: $2.2 million) of pre-paid withholding tax in relation to Golar Nanook's operation and services agreement, the majority of which have been repaid from CELSE when payments under the agreement began in 2020.

(ii) For the year ended December 31, 2020, "Other receivables" includes $0.9 million of loan and interest receivable. In June 2020, the company entered into a loan agreement with Alliance GNLOG Transported Ltda. to lend a maximum amount of $1.5 million (BRL 8 million) at an interest rate of 6%, repayable in 12 months from the date of draw down. As of December 31, 2020, the borrower has drawn down $0.9 million (BRL 4.8 million).

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
16.	INVESTMENTS IN AFFILIATES

At December 31, 2020 and 2019, we have the following participation in investments that are recorded using the equity method:

	2020	2019
CELSEPAR	50%	50%
CELBA	50%	50%
GPB2 (1)	50%	50%
Centrais Elétricas Barra dos Coqueiros S.A. ("CEBARRA") (1)	37.5%	37.5%
Centrais Termelétricas São Marcos S.A. ("São Marcos")	50%	50%
Centrais Elétricas Barcarena S.A. 2 ("CELBA 2") (2)	50%	—%

(1) GPB2 is a 50/50 joint venture between us and Evolution Power Partners S.A ("Evolution"). GPB2 owns 75% of the common shares of CEBARRA. As such, we have a 37.5% interest in the CEBARRA project.

(2) Refers to our joint venture with CELBA, BEP - Brazilian Energy Participações S.A. (“BEP”) and OAK Participações Ltda. (“OAK”), which was incorporated in January 2020 solely to comply with specific requirements of the related power auction in Brazil, and therefore is expected to be party to the Barcarena PPAs. Hygo currently indirectly owns a 50.0% interest in CELBA 2, and BEP, OAK and Evolution own an aggregate indirect 50.0%.

The carrying amounts of our investments in our equity method investments as at December 31, 2020 and 2019 are as follows:

(in thousands of $)	2020	2019
CELSEPAR	222,855	310,368
CELBA 2	1,091	—
CELBA	414	165
São Marcos	387	572
Equity in net assets of affiliates	224,747	311,105

The components of equity in net assets of non-consolidated affiliates are as follows:

(in thousands of $)
Equity in net assets of affiliates as at January 1, 2019	265,072
Capital contributions	48,652
Equity in net loss of affiliates	(2,510)
Capitalized interest	4,731
Foreign currency translation adjustment	(4,840)
Equity in net assets of affiliates as at December 31, 2019	311,105

Equity in net assets of affiliates as at January 1, 2020	311,105
Capital contributions	4,004
Equity in net loss of affiliates	(45,880)
Capitalized interest	2,185
Foreign currency translation adjustment	(46,667)
Equity in net assets of affiliates as at December 31, 2020	224,747

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
16.	INVESTMENTS IN AFFILIATES (continued)

The components of equity loss from affiliates are as follows:

(in thousands of $)	2020	2019
CELSEPAR	(45,324)	(1,483)
CELBA	(447)	(853)
São Marcos	(57)	(174)
CELBA 2	(52)	—
Equity in net loss in affiliates	(45,880)	(2,510)

The Company has capitalized interest of $2.2 million and $4.7 million for the years ended December 31, 2020 and 2019, respectively, on its investment in CELSEPAR as the equity method investment was deemed a qualifying asset from the date of our Final Investment Decision until the commencement of its planned principal operation in March 2020, upon which the capitalization of interest ceased.

CELSEPAR

On incorporation of Hygo Energy Transition Ltd., the Company through its wholly owned subsidiary, LNG Power Limited ("LNG Power") and consequently 50% equity interest in Golar Brasil, held a 25% indirect investment in project company CELSE. On October 14, 2016, in a step-acquisition, the Company acquired the remaining 50% equity in Golar Brasil, resulting in a 50% investment in project company CELSE.The power project will deliver power to 26 committed off-takers for 25 years from March 2020 in accordance with previously executed Power Purchase Agreement ("PPA") contracts awarded by the Brazilian Government in 2015.

In March 2018, CELSEPAR was incorporated as a holding company of CELSE and the shares of CELSE were transferred to CELSEPAR. As CELSEPAR is jointly owned and operated with Ebrasil, we have adopted the equity method of accounting for our 50% investment.

On April 5, 2018 CELSE priced and closed financing of $1.4 billion for the power plant and LNG receiving terminal. The initial tranche of funding was disbursed on April 19, 2018. The financing comprises:
•	Brazilian Reais - BRL 3,370 million 9.85% Senior Secured Notes due 2032 (net proceeds of $874 million);
•	$288 million loan from Inter-American Development Bank due 2032 which comprises three tranches; and
•	$200 million loan from International Finance Company due 2032.

CELSE also secured a $120 million contingent equity facility from GE Capital to be drawn down in the event of cost overruns which is available to be borrowed under until April 2021 and matures in November 2024. As at December 31, 2020, there was BRL 689.4 million or $132 million outstanding under the GE Credit Facility.

Summarized consolidated financial information of CELSEPAR are shown on a 100% basis as follows:

(in thousands of $)	2020	2019
Balance Sheet
Current assets	206,232	184,681
Non-current assets	1,755,602	1,364,619
Current liabilities	216,310	128,286
Non-current liabilities	1,487,755	1,002,331

Statement of Operations
Net loss	(45,324)	(3,039)

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
16.	INVESTMENTS IN AFFILIATES (continued)

CELBA

On March 14, 2017, the Company through its wholly owned subsidiary LNG Power, and its wholly owned subsidiary Golar Brasil, entered into an agreement with Evolution Power Partners S.A. to establish a jointly owned company CELBA. CELBA's purpose is the production of electricity and development of an integrated LNG import terminal in the city of Barcarena in the State of Para.

The Company acquired 5,000 common shares in CELBA at a subscription price of $BRL 1 per share, representing a 50% interest in the voting rights of CELBA.

On January 17, 2018 Golar Power Latam Participações e Comércio Ltda, a wholly owned subsidiary of LNG Power, acquired 5,000 common shares in CELBA at nominal value from Golar Brasil.

Following the sale of the 50% interest, we have adopted the equity method of accounting for our 50% investment in CELBA , as we consider we have joint control. There was no gain or loss on the sale of the 50% interest.

GPB2 and CEBARRA

In November 2016, we and our subsidiary, GPB2, entered into an agreement with Ebrasil to establish CEBARRA and acquired an aggregate of 7,500 common shares at a subscription price of R$1.00 per share, representing a 75% interest in CEBARRA.

In July 2018, we sold 750 common shares in GPB2 at a subscription price of R$1.00 per share, representing a 50% interest in GPB2, to Evolution, an unrelated third party. Following such sale, we owned a 50% interest in GPB2 and a 37.5% indirect interest in CEBARRA.

CEBARRA's purposes is the generation and marketing of electricity, the implementation of thermoelectrical generating units from combustible natural gas and the import, export and vaporization of liquified natural gas and natural gas and holds the Sergipe power plant expansion rights.

Since July 19, 2018 with the sale of 50% of the interest in GPB2, we have adopted the equity method of accounting for both our 50% investment in GPB2, as we consider we have joint control, and our 37.5% investment in CEBARRA, as we do not exercise control.

CELBA 2

In January 2020, our subsidiary, Golar Brasil, established CELBA 2, a joint venture with CELBA, BEP and OAK, and acquired an aggregate of 6,000,000 common shares, 5,940,000 directly and 120,000 indirectly through our 50% ownership in CELBA, at a subscription price of R$1.00 per share, representing a 50% interest in CELBA 2. CELBA 2 was incorporated solely to comply with specific requirements of the related power auction in Brazil, and therefore is expected to be party to the Barcarena PPAs. Since inception, we have adopted the equity method of accounting for our 50% investment in CELBA 2, as we consider we have joint control.

SÃO MARCOS

On March 14, 2019, the Company through its wholly owned subsidiary LNG Power, and its wholly owned subsidiary Golar Power Maranhão Participações S.A., entered into an agreement with Eneva S.A. to establish a jointly owned company São Marcos. São Marcos' purpose is the development of an integrated LNG import terminal as well as power plant in the city of São Luis in the State of Maranhão, Brazil.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
16.	INVESTMENTS IN AFFILIATES (continued)

The Company acquired 3,000,500 common shares in São Marcos at a subscription price of $BRL 1 per share, representing a 50% interest in the voting rights of São Marcos.

We have adopted the equity method of accounting for our 50% investment in São Marcos, as we consider we have joint control.

17.	NET INVESTMENT IN LEASED ASSET

On March 31, 2020, following the commencement of the Sergipe power plant operations by the charterer, the Golar Nanook commenced its sales-type finance lease. The commencement of the lease resulted in the de-recognition of the asset under development carrying value, the recognition of net investment in leased asset (consisting of present value of the future lease receivables and unguaranteed residual value), and a loss on disposal of $26.0 million which is presented in "Other non-operating loss" of our consolidated statement of income (loss). Subsequent to the recognition of the sales-type lease, all charter hire revenue from the Golar Nanook Finance Lease is to be recognized as interest income. We recognized interest income of $35.5 million and $nil for the years ended December 31, 2020 and 2019, respectively, which is presented under "Interest income" in the consolidated statement of income (loss).

The following table list the components of our net investment in leased vessel and the maturity profile of the undiscounted lease receivables:

Year ending December 31
(in thousands of $)
2021	47,132
2022	47,802
2023	48,482
2024	49,307
2025	49,875
2026 and thereafter	1,097,134
Total minimum lease receivable	1,339,732
Unguaranteed residual value	134,940
Gross investment in sales-type lease	1,474,672
Less: Unearned interest income	(1,165,012)
Less: Current expected credit losses (1)	(2,000)
Net investment in leased vessel	307,660
Less: Current portion of net investment in leased asset	—
Non-current portion of net investment in leased asset	307,660

(1) A corresponding charge of $2.0 million was recognized in "Interest income" in the consolidated statement of income (loss).

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
18.	ASSETS UNDER DEVELOPMENT

(in thousands of $)	2020	2019
Opening asset under development balance	327,754	302,410
Interest costs capitalized	3,530	14,006
Other costs capitalized(1)	1,890	11,338
Transfer out of asset under development	(333,174)	—
Closing asset under development balance	—	327,754

(1) Other capitalized costs include voyage charter, site supervision and other miscellaneous construction costs.

Following the commencement of the Sergipe power plant operations by the charterer in March 2020, the Golar Nanook commenced its sales-type lease. The vessel carrying value of the Golar Nanook was de-recognized from “Asset under development” and a “Net investment in leased asset” was recognized (see note 17).

19.	VESSELS AND EQUIPMENT, NET

(in thousands of $)	2020	2019
Cost
As of Jan 1	394,306	388,788
Additions	6,724	7,462
Write-off of fully depreciated costs	(1,424)	(1,944)
As of December 31	399,606	394,306

Depreciation and amortization
As of Jan 1	(34,163)	(24,895)
Charge for the year	(11,262)	(11,212)
Write-off of fully depreciated costs	1,424	1,944
As of December 31	(44,001)	(34,163)

Net book value as of December 31	355,605	360,143

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
20.	IMPAIRMENT OF VESSELS

Vessels

In assessing indicators of impairment, management compare the market value of our vessels with the carrying value. The market values are based on third party broker reports and reflect an amount that a willing buyer and seller would transact at an arms-length basis. The following table presents the vessels where their market value was less than their carrying value as of December 31, 2020. However, when we tested for recoverability based on a “held and used” approach, the estimated future undiscounted cash flows of these vessels were significantly greater than their respective carrying values, and therefore, no impairment was recognized.

(in thousands of $)
Vessel	2020 Market value(1)	2020 Carrying value	Deficit
Golar Celsius	147,000	169,000	(22,000)
Golar Penguin	151,000	178,000	(27,000)
(1) Market values are determined using reference to average broker values provided by independent brokers. Broker value is considered an estimate of the market value for the purpose of determining whether an impairment trigger exists. Broker value is commonly used and accepted by our lenders in relation to determining compliance with relevant covenants in applicable credit facilities for the purpose of assessing security quality.

Since vessel value can be volatile, our estimate of market value may not be indicative of either the current or future price we could obtain if we sold any of our vessels. In addition, the determination of estimated market value may involve considerable judgment, given the illiquidity of the second-hand markets for these types of vessel.

21.	OTHER NON-CURRENT ASSETS

(in thousands of $)	2020	2019
Other	29,208	28,905
Right of use lease asset	204	438
Total	29,412	29,343

As at December 31, 2020, $27.7 million (2019: $27.6 million) of "Other" relates to payments made relating to long lead items ordered in preparation for the expected conversion of one of our vessels. We do not depreciate these items as they are not yet ready for their intended use. $1.0 million (2019: $1.3 million) relates to the prepayment for the purchase of land from Companhia  de Desenvolvimento Econômico de Sergipe, a Brazilian state government controlled company.

22.	DEBT

(in thousands of $)	2020	2019
Total debt, net of deferred financing costs	479,785	464,742
Less: current portion of long-term debt and short-term debt, net of deferred financing costs	(35,254)	(127,056)
Long-term debt, net of deferred financing costs	444,531	337,686

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
22.	DEBT (continued)

The outstanding debt as of December 31, 2020 is repayable as follows:

Year ending December 31	Hygo debt	Debt held in VIEs (1)	Total debt
(in thousands of $)
2021	9,810	25,962	35,772
2022	12,119	15,195	27,314
2023	14,716	61,538	76,254
2024	17,428	14,595	32,023
2025	—	61,804	61,804
2026 and thereafter	—	250,497	250,497
Total	54,073	429,591	483,664
Deferred financing costs	(3,120)	(759)	(3,879)
Total	50,953	428,832	479,785
(1) These amounts relate to certain lessor entities (for which legal ownership resides with financial institutions) that we are required to consolidate under U.S. GAAP into our financial statements as variable interest entities (see note 5).

At December 31, 2020 and 2019 our debt was as follows:

(in thousands of $)	2020	2019	Maturity date
Golar Celsius facility(1)	—	64,212	NA
Debenture Loan	54,074	74,434	2024
Subtotal (excluding lessor VIE loan)	54,074	138,646
CCBFL VIE loan:
-Golar Nanook SPV facility	202,249	217,178	2030
COSCO VIE loan:
-Golar Penguin SPV facility	104,441	113,400	2025
AVIC VIE loan:
-Golar Celsius SPV facility	122,900	—	2023/2027
Total debt (gross)	483,664	469,224
Deferred finance charges	(3,879)	(4,482)
Total debt	479,785	464,742

(1) In March 2020, the Golar Celsius facility was extinguished prior to maturity.

Debenture Loan

In September 2019, Golar Brasil, a wholly owned subsidiary of LNG Power, issued a simple, non-convertible Brazilian debenture in the amount of BRL 300 million. The debenture has a term of 5 years and bears interest at certificado de deposito interbancário plus a margin of 2.65%, with repayment commencing in September 2020 and due semi-annually thereafter.  The Brazilian debentures are fully and unconditionally guaranteed by various factors, including 100% of the shares issued by Golar Brasil owned by our wholly owned subsidiary, LNG Power Ltd.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
22.	DEBT (continued)

Lessor VIE debt

The following loans relate to our lessor VIE entities, including CCBFL, COSCO and AVIC, that we consolidate as VIEs. Although we have no control over the funding arrangements of these entities, we consider ourselves the primary beneficiary of these VIEs and we are therefore required to consolidate the loan facilities into our financial statements.

CCBFL - Golar Nanook SPV facility

In September 2018, the SPV, Compass Shipping 23 Corporation Limited, the owner of the Golar Nanook, entered into a long-term loan facility for $277.0 million. The loan facility is denominated in USD, has a loan term of 12 years, bears interest at a fixed rate of 3.15% (decreasing to 2.69% commencing December 2020). As the loan facility in nature is repayable at the end of maturity, the Company has classified the debt as non-current in the consolidated balance sheet as at December 31, 2020. See note 5 for additional information.

COSCO - Golar Penguin SPV facility

In December 2019, the SPV, Oriental Fleet LNG 02 Limited, the owner of the Golar Penguin, entered into a short-term financing agreement for $113.4 million. The loan facility, denominated in USD, bore interest at LIBOR plus a margin of 1.7%.

In June 2020, Oriental Fleet LNG 02 Limited repaid the existing loan facility of $113.4 million following a loan from its parent of $104.1 million. Further, in October 2020, a new loan facility for $94.0 million was obtained, of which $90.7 million was used to repay the loan to its parent. The new loan facility, denominated in USD, bears interest at LIBOR plus a margin of 1.7% and is repayable in quarterly installments over a term of approximately 6 years. Following the refinancing, amount payable to its parent as of December 31, 2020 is $10.5 million.

AVIC - Golar Celsius SPV facility

In March 2020, the AVIC owned SPV, Noble Celsius Shipping Limited, the owner of the Golar Celsius, entered into a three-year facility for $118.2 million. The loan facility, denominated in USD, bears interest at 4.0% per annum.

In November 2020, a new loan facility for $77.7 million was obtained, of which $73.0 million was used to repay the existing loan facility to its parent. The new loan facility, denominated in USD, bears interest at LIBOR plus a margin of 1.8% and is repayable in quarterly installments over a term of approximately 7 years. Following the refinancing, amount payable to its parent as of December 31, 2020 is $45.2 million.

Debt restrictions

The existing financing agreement imposes operating and financing restrictions which may significantly limit or prohibit, among other things, our ability to incur additional indebtedness, create liens, sell capital shares of subsidiaries, make certain investments, engage in mergers and acquisitions, purchase and sell vessels, enter into time or consecutive voyage charters or pay dividends without the consent of the lenders. In addition, lenders may accelerate the maturity of indebtedness under financing agreements and foreclose upon the collateral securing the indebtedness upon the occurrence of certain events of default, including a failure to comply with any of the covenants contained in the financing agreements. Many of our debt agreements contain certain covenants, which require compliance with certain financial ratios. Such ratios include current assets: current liabilities and equity ratio covenants.

As of December 31, 2020, we were in compliance with all our covenants under various loan agreements.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
23.	ACCRUED EXPENSES

(in thousands of $)	2020	2019
Preferred dividends (see note 26)	44,315	33,009
Accrued interest expense	5,398	3,409
Vessel operating and drydocking expenses	1,567	3,855
Other	3,978	5,780
Total	55,258	46,053

Vessel operating and drydocking expense related accruals relate to vessel operating expenses including direct vessel operating costs associated with operating a vessel, such as crew wages, vessel supplies, routine repairs, maintenance, drydocking, lubricating oils, insurances and management fees for the provision of commercial and technical management services.

As of December 31, 2019, $5.2 million of "Other" relates to accrued expenses relating to long lead items ordered in preparation for the expected conversion of one of our vessels. …

24.	OTHER CURRENT LIABILITIES

(in thousands of $)	2020	2019
Deferred revenue (i)	3,001	38,730
Other (ii)	1,365	1,200
Cross currency interest rate swap liability (see note 28)	438	—
Deferred tax (iii)	374	3,468
Deferred consideration (iv)	—	10,754
Guarantees issued to Golar LNG (see note 14)	—	172
Total	5,178	54,324

(i) On March 31, 2020, following the commencement of the Sergipe power plant operations by the charterer, the Golar Nanook commenced its sales-type finance lease and deferred revenue of $40 million was derecognized, forming part of the loss on disposal of the asset (see note 18).

(ii) $0.1 million (2019: $0.2 million) of "Other" corresponds to our current portion of our lessee related liability for the future lease payments associated with our office lease in Brazil.

(iii) Deferred tax of $0.4 million as of December 31, 2020 relates to the tax expense on the mark-to-market  gain on our cross currency interest rate swap. Deferred tax of $3.5 million as of December 31, 2019 related to the tax expense on the unrealized gain on the forward purchase energy contracts (see note 5).

(iv) Deferred consideration of $11.5 million was paid on the Sergipe power plant Commercial Operation Date of March 21, 2020 for which the outstanding amount as of December 31, 2019 was $10.8 million. Deferred consideration related to the purchase of the additional investment in CELSEPAR. Pursuant to the Second Amendment to the Sale and Purchase Agreement, dated July 2018, $21.6 million was paid on October 2, 2018, with the final payment being due upon the Commercial Operation Date.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
25.	OTHER NON-CURRENT LIABILITIES

(in thousands of $)	2020	2019
Deferred revenue (i)	8,679	—
Other (ii)	68	665
Total	8,747	665

(i) Deferred revenue includes $5.2 million of pre-commissioning revenue under its operation and services agreement with CELSE and $3.5 million  of pre-commissioning revenue on Golar Nanook's charter agreement with CELSE.

(ii) $0.1 million (2019: $0.3 million) of "Other" corresponds to the non-current portion of our lessee related liability for the future lease payments associated with our office lease in Brazil.

26.	EQUITY

In July 2016, the Company closed a subscription of 20 million preference shares to Stonepeak for net proceeds of $95.7 million. The preference shares have no voting rights, have priority over the dividend rights of any other class of shares and contain the following significant features:

(i) each preference share holder has the right to, in cash, an annual fixed cumulative preferential dividend out of the profits of the Company available for distribution at a rate of 8.5% of the par value of the share payable semi-annually commencing six months after the subscription by Stonepeak of the preferred shares;

(ii) the preference shares may be redeemed at the Company's option, any time prior to the date of an IPO at the Redemption Price1;

(iii) in the event on an IPO, and assuming no prior redemption of the preference shares, the preference shares will be converted automatically into fully paid ordinary shares of the same par value at the Mandatory Conversion Rate2 upon the date of such IPO;

(iv) in the event that an IPO has not been consummated by after the fifth anniversary date of the completion  of the subscription for the preference shares:

(a) the rate of the preferential dividend will increase from 8.5% to 11.5% per annum; and

(b) at Stonepeak's option, the preference shares will convert into fully paid ordinary shares of the same par value as the Mandatory Conversion Rate.

In June 2016, the Company issued 23,475,077 common shares to Stonepeak. At any time after the fifth anniversary of the completion of the subscription for the common shares, if an IPO has not occurred and if certain EBITDA requirements are met, Stonepeak has the right to convert such common shares into preference shares such that the aggregate value of all such preference shares equals the Conversion Value. The Conversion Value is equal to (i) the sum of all amounts paid by Stonepeak to acquire the common shares, increased by a compounded annual rate of 8.5%, (ii) less any distributions in cash or in kind on the common shares held by Stonepeak. Upon IPO, the conversion right of the common shares held by Stonepeak will terminate, such that none of the common shares will have such conversion right.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
26.	EQUITY (continued)

On September 11, 2020, the Company changed the par value of its ordinary shares from $5.00 to $1.00 each, which has been retrospectively adjusted. The decrease in par value was recorded as a decrease in Convertible Share Capital (Mezzanine Equity) and Share Capital with a corresponding increase to Additional Paid-in Capital in Stockholders' Equity.

As at December 31, 2020 and 2019, authorized share capital is as follows:

Authorized share capital:
(in thousands of $)	2020	2019
23,475,077 ordinary shares of $1.00 each	23,475	23,475
23,475,077 convertible ordinary shares of $1.00 each	23,475	23,475
100,000,000 preference shares of $5.00 each	500,000	500,000

(1) Redemption Price is defined as the Required Return Amount3 per preference share, less the aggregate amount of dividends paid on such preference share, calculated up to the date on which such preference shares are redeemed.
(2) Mandatory Conversion Rate is defined as 1.00 fully paid Ordinary Share for 1.20 Preference Shares.
(3) Required Return Amount is defined as, if the redemption date is (i) any date prior to the 4th anniversary of the Effective Date (June 30, 2016), US$8.00, (ii) any date beginning on the 4th anniversary of the Effective Date and prior to the 5th anniversary of the Effective Date, US$9.00 and (iii) any date beginning on the 5th anniversary of the Effective Date, US$10.00.

As at December 31, 2020 and 2019, issued share capital is as follows:

Issued share capital:
(in thousands of $)	2020	2019
23,475,077 ordinary shares of $1.00 each	23,475	23,475
23,475,077 convertible ordinary shares of $1.00 each (1)	23,475	23,475
20,000,000 preference shares of $5.00 each, net of transaction costs	95,660	95,660

For the years ended December 31, 2020 and 2019, additional paid in capital of nil and $10.0 million respectively were contributed to the Company by joint venture partners.

For the years ended December 31, 2020 and 2019, preferred stock dividends of $11.3 million and $11.9 million respectively were declared and accrued by the Company.

For the years ended December 31, 2020 and 2019, other comprehensive loss of $34.5 million and $6.5 million, respectively, relates to foreign currency translation adjustments.

27.	SHARE OPTIONS

In June 2018, our board of directors approved a Management Incentive Scheme (MIS) which granted 1,824,014 units to certain employees which entitled them to receive cash distributions on realization of value by the Shareholders from their investment in the Company from the proceeds of a liquidity event such as an IPO of the Company or sale (the “performance condition”), provided that the proceeds from such liquidity event exceeds a target hurdle rate and the employees continue to be employed by the Company.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
27.	SHARE OPTIONS (continued)

A waterfall calculation is used to determine the pay out with proceeds allocated to the MIS only after an internal rate of return and a return on Stonepeak’s outstanding investment in the Company as specified by the MIS is achieved. The MIS was approved by the shareholders in August 2018. The entire cost of the MIS will be funded by Stonepeak upon settlement which will be recorded as a capital contribution by the Company. The Company will not incur any cash outflow upon settlement. The grant date fair value of the MIS was determined using a Monte Carlo simulation model. The assumptions used in the Monte Carlo simulation model are described below:

•
Volatility factor - The volatility factor represents the extent to which the market price of a share of the Company's ordinary shares is expected to fluctuate between the grant date and the end of the performance period.

•	Dividend yield - The dividend yield on the Company's ordinary shares was assumed to be zero since the Company does not anticipate paying dividends within the requisite service period of the MIS.

•	Risk-free interest rate - The risk-free interest rate is based upon the yield of 2.53% with a 3 year term.

•	Expected term - The expected term represents the period of time that the MIS will be outstanding, which is the grant date to the end of the performance condition.

The grant date fair value of each MIS as determined by the Monte Carlo simulation model was $16.4, which was based on the following assumptions:

Number of simulations	50,000
Ordinary share price	$12.00
Volatility factor	30.5%
Dividend yield	—
Risk-free interest rate	2.53%
Expected term in year	3

The following table presents the MIS activity:

	Units	Weighted average grant date fair value per unit
Awards at December 31, 2019	1,824,014	$16.40
Granted	—
Forfeited	—
Awards at December 31, 2020	1,824,014	$16.40

We account for the MIS grants to employees that are paid out in cash upon vesting, throughout the requisite service period (the requisite service period is determined on the basis of the expected date of the liquidity event), by revaluing the MIS units outstanding at the end of each reporting period and recording a charge to the consolidated statement of income (loss)  if it is probable that the performance condition will be met. No charge has been recognized in the consolidated statement of income (loss) for the years ended December 31, 2020 or 2019, respectively, as the occurrence of the liquidity event which is related to an IPO or sale and related target hurdle rate is not considered probable until the event has occurred.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
28.	FINANCIAL INSTRUMENTS

Foreign currency risk

Our three vessels' gross earnings are mainly receivable in U.S. dollars. The majority of our transactions, assets and liabilities are denominated in U.S. dollars, our functional currency. However, we incur expenditures in other currencies primarily from our Brazilian subsidiaries, most significantly, the Company's investment in equity method investee, CELSEPAR. There is a risk that currency fluctuations will have a negative effect on the value of our cash flows.

Interest rate risk

Debt that we incur under our credit facilities bear interest at variable rates and exposes us to interest rate risk. Interest is calculated under the terms of each facility based on one of the index rates available to us plus an applicable margin that varies based on certain factors.

Our interest rate risk management policy permits economic hedge relationships in order to reduce the risk associated with adverse fluctuations in interest rates. We use interest rate swaps and fixed rate debt to manage the exposure to adverse movements in interest rates. Interest rate swaps are used to convert variable rate debt obligations to a fixed rate in order to achieve an overall desired position of fixed and variable rate debt. Credit exposures are monitored on a counterparty basis, with all new transactions subject to senior management approval.

On August 7, 2020, we entered into a cross currency interest rate swap to manage our interest rate exposure on our Debenture loan and our foreign exchange rate exposure on the US dollar cash flows from the charter of our FSRU to CELSE that guarantees the repayments of the Debenture loan. The exposure to foreign exchange rate fluctuations is due to the cash inflows from Golar Nanook's charter to CELSE being in US dollars, whereas the debt service on our BRL denominated debenture is in Brazilian Reais. The following are the terms of the swap:

Notional amount (BRL'000)
December 31, 2020	August 2020	Fixed interest rate	Forward foreign exchange rate	Maturity date
281,100	317,919	5.9%	5.424	September 2024

Upon entering into the swap agreement, the counterparty paid us $1.4 million (BRL 8.0 million) as a premium due to the off-market terms of the swap reflected in the interest rate differential and expected changes in relation to forward foreign exchange rate fluctuations between the US dollar and Brazilian Reais. The net liability position of this cross currency interest rate swap is presented under "Other current liabilities" in the consolidated balance sheet.

Commodity price risk

A derivative asset, representing the fair value of the gain on our forward contract was recognised in December 31, 2019. There is a risk that commodity price fluctuations will have a negative effect on the value of our cash flows.

Fair values of financial instruments

We recognize our fair value estimates using a fair value hierarchy based on the inputs used to measure fair value. The fair value hierarchy has three levels based on reliability of inputs used to determine fair value as follows:

Level 1: Quoted market prices in active markets for identical assets and liabilities;
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data; and
Level 3: Unobservable inputs that are not corroborated by market data.

There have been no transfers between different levels in the fair value hierarchy during the year.

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
28.	FINANCIAL INSTRUMENTS (continued)

The carrying value and fair value of our financial instruments, excluding short-term receivables and payables, at December 31, 2020 and 2019 are as follows:

Fair value		2020	2020	2019	2019
(in thousands of $)	Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value

Cash and cash equivalents	Level 1	48,777	48,777	49,949	49,949
Restricted cash	Level 1	37,862	37,862	22,902	22,902
Derivative energy asset	Level 2	—	—	10,200	10,200
Cross currency interest rate swap liability	Level 2	(438)	(438)	—	—
Deferred consideration	Level 2	—	—	10,754	10,754
Current portion of long-term debt and short term debt (1) (2)	Level 2	35,773	35,773	127,056	127,056
Long-term debt (2)	Level 2	447,891	447,891	337,686	337,686
(1)  The carrying amounts of our short-term debt approximate their fair values because of the near term maturity of these instruments.
(2) The amounts presented in the table, are gross of the deferred finance costs amounting to $3.9 million and $4.5 million as of December 31, 2020 and 2019, respectively.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•
The carrying values of trade accounts receivable, trade accounts payable, accrued liabilities and working capital facilities approximate fair values because of the near term maturity of these instruments.

•	The carrying value of cash and cash equivalents, which are highly liquid, is a reasonable estimate of fair value.

•	The carrying value for restricted cash is considered to be equal to the estimated fair value because of their near term maturity.

•
We classify our electricity forward purchase contracts and cross currency interest rate swap as Level 2 as they are valued using observable market inputs such as energy prices, interest rates and foreign exchange rates in geographically appropriate markets. The impact of the credit valuation adjustment and time value of money is not significant due to the short-term nature of the contracts.

•
The estimated fair value of the deferred consideration was derived by using a discounted cashflow model. The most significant input into this valuation is the discount rate which takes into account, amongst other things, the equity and country risk.

•
The estimated fair value for the floating long-term debt are considered to approximate the carrying values since they bear variable interest rates, which are adjusted on a quarterly or six-monthly basis

Hygo Energy Transition Ltd.
Notes to Consolidated Financial Statements
28.	FINANCIAL INSTRUMENTS (continued)

Concentrations of risk

There is a concentration of credit risk with respect to cash and cash equivalents and restricted cash to the extent that substantially all of the amounts are carried with Nordea Bank of Finland PLC, Citibank, Santander, Itaú and Banco Bradesco. However, we believe this risk is remote, as they are established and reputable establishments with no prior history of default.

There is also a concentration of credit risk with respect to trade accounts receivable in relation to the amount due from CELSE as at December 31, 2020 and 2019, however, we believe this risk is remote given the support provided to CELSE by their jointly owned ultimate parent undertaking who are established and have no prior history of default.

29.	SUBSEQUENT EVENTS

On December 21, 2020, the Company through its wholly owned subsidiary, Golar Maranhão, entered into a sale and purchase agreement with ENEVA S.A. for the purchase of 50% of the share capital of Centrais Termelétricas São Marcos S.A. for purchase consideration of two thousand dollars. Finalization of the sale is subject to various conditions precedent of which one, the approval by CADE, the Brazilian anti-trust authority, is outstanding. Upon closing of the transaction, the Company will own 100% of the outstanding shares of São Marcos.

On October 12, 2020, Eduardo Antonello resigned as our Chief Executive Officer. Prior to the date of his resignation, Mr. Antonello was employed and compensated by Magni Partners and Magni Bermuda and provided services to us pursuant to secondment agreements that we entered into with Magni Partners and Magni Bermuda. As a result of Mr. Antonello’s resignation, On January 4, 2021 we entered into an agreement to terminate the secondment agreements with Magni Partners and Magni Bermuda (the ‘‘Termination Agreement’’). Pursuant to the Termination Agreement, we will pay $1 million to Magni Partners and Magni Bermuda, combined, related to the termination of services provided by Mr. Antonello, which amount is subject to potential forfeiture or clawback in accordance with the terms of the Termination Agreement.

On January 12, 2021, the Company entered into a sale and purchase agreement with Evolution, OAK, and BEP, for the purchase of 50% of the share capital of GPB2 from Evolution, the purchase of 50% of the share capital of CELBA from Evolution, the purchase of 24.75% of the share capital of CELBA 2 from OAK, and the purchase of 24.75% of the share capital of CELBA 2 from BEP for total consideration of $38 million, to paid over the next 14 months, or sooner in the event of an acceleration event or successful completion of the merger transaction noted below. Finalization of the sale is subject to various conditions precedent of which one, the approval by CADE, the Brazilian anti-trust authority, is outstanding. Upon closing of the transaction, the Company will own 100% of the outstanding shares of GPB2, which in turn will own 100% of the outstanding shares in the CEBARRA as well as the Company will own 100% of the outstanding shares of CELBA which in turn will own 100% of the outstanding shares in CELBA 2.

On January 13, 2021, Golar LNG ("GLNG") and Stonepeak entered into a definitive agreement and plan of merger to sell 100% of Hygo to New Fortress Energy Inc. ("NFE"). Under the terms of the merger agreement, NFE will acquire all of the outstanding shares of Hygo for 31.4 million shares of NFE Class A common stock and $580 million in cash. The transaction values Hygo at an enterprise value of $3.1 billion and an equity value of $2.18 billion. Pursuant to the transaction, GLNG will receive 18.6 million shares of NFE Class A common stock and $50 million in cash, and Stonepeak will receive 12.7 million shares of NFE Class A common stock and $530 million in cash, which includes a cash settlement of its preferred equity tranche of $180 million. As part of the transaction, GLNG and Stonepeak have entered into customary lock-up provisions in relation to the stock consideration they will receive. Completion of the transaction is subject to the receipt of certain approvals and third-party consents and the satisfaction of other customary closing conditions, and is expected to occur in the first half of 2021.